EXHIBIT 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN,
INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A
VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

29 April 2014

RECOMMENDED CASH ACQUISITION

of

WOLFSON MICROELECTRONICS PLC

by

CIRRUS LOGIC, INC.

to be effected
by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

Summary

•
The boards of directors of Wolfson Microelectronics plc (“Wolfson”) and Cirrus Logic, Inc. (“Cirrus Logic”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of Wolfson by Cirrus Logic pursuant to which Cirrus Logic will acquire the entire issued and to be issued ordinary share capital of Wolfson (the “Acquisition”).  It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement.

•	Under the terms of the Acquisition:

Wolfson Shareholders will be entitled to receive 235 pence in cash per Wolfson Share.

The Acquisition price per Wolfson Share represents a premium of approximately:

•	75.4 per cent. to the Closing Price per Wolfson Share of 134.00 pence on 28 April 2014 (being the last Dealing Day prior to the date of this announcement);

•
73.7 per cent. to the average Closing Price of approximately 135.30 pence per Wolfson Share for the one month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement); and

•	72.6 per cent. to the average Closing Price of approximately 136.14 pence per Wolfson Share for the six month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement).

•
The Acquisition values the entire issued and to be issued ordinary share capital of Wolfson at approximately £291 million ($488 million) on the basis of a fully diluted share capital of 123.7 million Wolfson Shares (net of option proceeds) (assuming that rights in respect of in-the-money options under the Wolfson Share Schemes are exercised on the basis explained in this announcement). The Acquisition implies an enterprise value of Wolfson of approximately £278 million ($467 million).

•
The Wolfson Directors, who have been so advised by J.P. Morgan Cazenove, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Wolfson Directors, J.P. Morgan Cazenove has taken into account the commercial assessments of the Wolfson Directors.

•
The Wolfson Directors intend unanimously to recommend that Wolfson Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the General Meeting Resolutions, as each Wolfson Director has irrevocably undertaken to do in respect of Wolfson Shares he/she beneficially owns, being in aggregate a total of 1,349,020 Wolfson Shares, representing approximately 1.16 per cent. of the ordinary share capital of Wolfson in issue on 28 April 2014 (being the latest practicable date prior to this announcement) and any Wolfson Shares arising on exercise of options. The irrevocable undertakings given by the Wolfson Directors will remain in full force and effect if the Acquisition is effected by way of a Takeover Offer and will cease to be binding in certain circumstances.  Further details of these irrevocable undertakings are set out in Appendix III to this announcement.

•
In addition to the irrevocable undertakings received from the Wolfson Directors, Cirrus Logic has also received an irrevocable undertaking from Odey Asset Management LLP, an institutional shareholder of Wolfson, to vote in favour of the Scheme at the Court Meeting and in favour of the General Meeting Resolutions, in respect of a total of 6,865,240 Wolfson Shares, representing approximately 5.88 per cent. of the ordinary share capital of Wolfson in issue on 28 April 2014 (being the latest practicable date prior to this announcement). The irrevocable undertaking received from Odey Asset Management LLP will cease to be binding in certain circumstances, such as where a competing offer is announced under Rule 2.7 of the Code which has a value of 10 per cent. or more above the value of the consideration offered under the Acquisition as at the date on which such competing offer is announced, unless Cirrus Logic has announced an improvement to the terms of the Acquisition within seven days of the competing offer being announced on terms at least as favourable as under the competing offer. Further details of this irrevocable undertaking are set out in Appendix III to this announcement.

•
In aggregate, therefore, irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and in favour of the General Meeting Resolutions have been received in respect of a total of 8,214,260 Wolfson Shares, representing approximately 7.03 per cent. of the ordinary share capital of Wolfson in issue on 28 April 2014 (being the latest practicable date prior to this announcement).

•
Cirrus Logic is incorporated under the laws of the State of Delaware, US. Founded in 1984 and headquartered in Austin, Texas, Cirrus Logic develops high-precision, analogue and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analogue and signal-processing patent portfolio, Cirrus Logic delivers highly optimised products for a variety of audio and energy-related applications. For the financial year ended 29 March 2014, Cirrus Logic's revenue was $714 million. Cirrus Logic shares are listed on the NASDAQ (CRUS).  As at 28 April 2014 (being the latest practicable date prior to this announcement) Cirrus Logic had a market capitalisation of approximately $1.4 billion (£0.8 billion).

•
The consideration payable under the Acquisition will be funded through a combination of existing cash and cash equivalents on Cirrus Logic’s balance sheet and debt funding from Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to a revolving credit facility under a new credit agreement.

•
It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the 2006 Act, further details of which are contained in the full text of this announcement. Cirrus Logic reserves the right, subject to the consent of the Panel, to effect the Acquisition by way of a Takeover Offer.

•
The Acquisition will be subject to the satisfaction or (where applicable) waiver of the Conditions set out in Appendix I to this announcement and in the Scheme Document.  It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be posted to Wolfson Shareholders within 28 days of the date of this announcement and the Scheme will become effective during the second half of 2014, subject to the Conditions and certain further terms set out in Appendix I to this announcement.

Commenting on the Acquisition, Jason Rhode, President and Chief Executive Officer of Cirrus Logic, said:

“Wolfson has a rich history of audio innovation, a broad catalogue of audio products and a first class customer list. This acquisition strengthens Cirrus Logic’s core business as a leader in audio signal processing components, enhances our ability to differentiate our products with software, and adds new product categories such as MEMS microphones to our portfolio.”

Commenting on the Acquisition, Michael Ruettgers, Chairman of Wolfson, said:

“The Board of Wolfson believes that this is an attractive offer for Wolfson shareholders. We believe this reflects the hard work that Mike Hickey and his team have put into building Wolfson as a leader in the supply of high performance Audio Hubs and MEMS microphones to the consumer electronics market. Together with Cirrus Logic, we believe this will create a powerful platform for future growth, above and beyond our standalone potential.”

This summary should be read in conjunction with, and is subject to, the accompanying full text of this announcement which sets out further details of the Acquisition and which forms an integral part of this announcement (including Appendices). Appendix I to this announcement contains the Conditions to, and certain further terms of, the Acquisition. Appendix II to this announcement contains further details of the sources of information and bases of calculations set out in this announcement. Appendix III to this announcement contains further details of the irrevocable undertakings received by Cirrus Logic. Appendix IV to this announcement contains Wolfson’s Trading Update announced today. Appendix V to this announcement contains definitions of certain expressions used in this summary and in this announcement.

Cirrus Logic will hold a conference call to discuss the Acquisition today, 29 April 2014 at 8.00 am New York City time / 1.00 pm London time. Participants will include: Jason Rhode, President and Chief Executive Officer of Cirrus Logic and Thurman Case, Chief Financial Officer of Cirrus Logic. To participate on the call, please dial +1 877 392 9886 (North America) / +1 253 237 1153 (international) and use the passcode 34114274. The conference call and supporting slides will be available live and for replay on +1 855 859 2056 (North America) / +1 404 537 3406 (international) with passcode 34114274 and at http://www.cirrus.com.

Enquiries:

Cirrus Logic, Inc.	Tel: +1 512 851 4125
Thurman Case, Chief Financial Officer

Goldman Sachs International (financial adviser to Cirrus Logic)	Tel: +44 (0) 20 7774 1000
Tammy Kiely Colin Ryan Nick Harper

AxiCom (PR adviser to Cirrus Logic)	Tel: +44 (0) 20 8392 4052
Helen Ridgway

Wolfson Microelectronics plc	Tel: +44 (0) 131 272 7000
Mike Hickey, CEO Mark Cubitt, CFO

J.P. Morgan Cazenove (sole financial adviser and joint corporate broker to Wolfson)	Tel: +44 (0) 20 7742 4000
Rupert Sadler Madhu Namburi Dwayne Lysaght

Citigroup Global Markets Limited (joint corporate broker to Wolfson)	Tel: +44 (0) 20 7986 0519
Charlie Lytle

Luther Pendragon (PR adviser to Wolfson)	Tel: +44 (0) 20 7618 9100
Harry Chathli Claire Norbury

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for Cirrus Logic and no one else in connection with the Acquisition and will not be responsible to anyone other than Cirrus Logic for providing the protections afforded to clients of Goldman Sachs International, or for giving advice in connection with the Acquisition or any matter referred to herein.

J.P. Morgan Limited is authorised and regulated in the United Kingdom by the Financial Conduct Authority. J.P. Morgan Securities plc is authorised in the United Kingdom by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.  J.P. Morgan Limited and J.P. Morgan Securities plc conduct their respective UK investment banking business as J.P. Morgan Cazenove. J.P. Morgan Limited is acting as financial adviser and J.P. Morgan Securities plc is acting as corporate broker exclusively for Wolfson and no one else in connection with the matters set out in this announcement and will not regard any other person as their client in relation to the matters in this announcement and will not be responsible to anyone other than Wolfson for providing the protections afforded to clients of J.P. Morgan Limited or J.P. Morgan Securities plc, nor for providing advice in relation to any matter referred to herein.

Citigroup Global Markets Limited, which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Wolfson and for no-one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Wolfson for providing the protections afforded to its clients or for providing advice in connection with the matters set out in this announcement.

This announcement is for information purposes only and is not intended to and does not constitute or form part of an offer to sell or otherwise dispose of or invitation to purchase or otherwise acquire any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issue or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document and the accompanying Forms of Proxy, which will together contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document.

This announcement has been prepared for the purpose of complying with the laws of the United Kingdom and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Overseas Shareholders

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law. Persons who are not resident in the United Kingdom or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

The Acquisition relates to the shares of a Scottish company and is proposed to be effected by means of a scheme of arrangement under the laws of Scotland.  Neither the proxy solicitation rules nor (unless implemented by means of a Takeover Offer) the tender offer rules under the US Securities Exchange Act of 1934, as amended, will apply to the Acquisition. Moreover, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom and under the Code to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules.  If Cirrus Logic exercises its right to implement the Acquisition of the Wolfson Shares by way of a Takeover Offer, the Takeover Offer will be made in compliance with applicable UK and US securities laws and regulations. Financial information relating to Wolfson included in this announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Unless otherwise determined by Cirrus Logic or required by the Code, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Scheme by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.

The availability of the Acquisition to Wolfson Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

Forward Looking Statements

This announcement contains statements about Cirrus Logic and Wolfson that are or may be forward looking statements. All statements other than statements of historical facts included in this announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “estimates”, “synergy”, “cost-saving”, “projects”, “goal”, “hopes”, “continues”, “strategy”, “budget”, “forecast” or “might”, or words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Cirrus Logic’s or Wolfson’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of government regulation on Cirrus Logic’s or Wolfson’s business.

Such forward looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements. Due to such uncertainties and risks, no assurances can be given that such expectations will prove to have been correct and readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. Cirrus Logic disclaims any obligation to update any forward looking or other statements contained herein, except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements.  Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129.

Information Relating to Wolfson Shareholders

Please be aware that addresses, electronic addresses and certain information provided by Wolfson Shareholders, persons with information rights and other relevant persons for the receipt of communications from Wolfson may be provided to Cirrus Logic during the offer period as requested under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c).

The contents of the websites referred to in this announcement are not incorporated into and do not form part of this announcement.

Publication on Website

A copy of this announcement will be available free of charge (subject to any applicable restrictions with respect to persons resident in Restricted Jurisdictions) on Wolfson’s and Cirrus Logic’s websites (www.wolfsonmicro.com and www.cirrus.com, respectively) by no later than 12 noon (London time) on 30 April 2014.

Rule 2.10 Requirement

In accordance with Rule 2.10 of the Code, Wolfson confirms that at the date of this announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 116,787,489 ordinary shares of 0.1 pence each (excluding ordinary shares held in treasury). The International Securities Identification Number (ISIN) of the Wolfson Shares is GB0033563130.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN,
INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A
VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

29 April 2014

RECOMMENDED CASH ACQUISITION

of

WOLFSON MICROELECTRONICS PLC

by

CIRRUS LOGIC, INC.

to be effected
by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

1	Introduction

The boards of directors of Wolfson and Cirrus Logic are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of Wolfson by Cirrus Logic pursuant to which Cirrus Logic will acquire the entire issued and to be issued ordinary share capital of Wolfson. It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the 2006 Act.

2	The Acquisition

Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Scheme Document, Wolfson Shareholders will be entitled to receive:

235 pence in cash per Wolfson Share

The Acquisition price per Wolfson Share represents a premium of approximately:

•	75.4 per cent. to the Closing Price per Wolfson Share of 134.00 pence on 28 April 2014 (being the last Dealing Day prior to the date of this announcement);

•
73.7 per cent. to the average Closing Price of approximately 135.30 pence per Wolfson Share for the one month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement); and

•	72.6 per cent. to the average Closing Price of approximately 136.14 pence per Wolfson Share for the six month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement).

The Acquisition values the entire issued and to be issued ordinary share capital of Wolfson at approximately £291 million ($488 million) on the basis of a fully diluted share capital of 123.7 million Wolfson Shares (net of option proceeds) (assuming that rights in respect of in-the-money options under the Wolfson Share Schemes are exercised on the basis explained in this announcement).  The Acquisition implies an enterprise value of Wolfson of approximately £278 million ($467 million).

The consideration payable under the Acquisition will be funded through a combination of existing cash and cash equivalents on Cirrus Logic’s balance sheet and debt funding from Wells Fargo.  Goldman Sachs, financial adviser to Cirrus Logic, is satisfied that sufficient cash resources are available to Cirrus Logic to enable it to satisfy in full the consideration payable to Wolfson Shareholders in connection with the Acquisition.

3	Background to and reasons for the Acquisition

Cirrus Logic strongly believes that the acquisition of Wolfson represents an attractive opportunity to expand its development capacity and strengthen its technology portfolio.

The increasing demand for high performance audio and voice capabilities driven by the high growth in smart connected devices has created an attractive opportunity. To address this opportunity, Cirrus Logic believes that the enhanced scale and resources of the combined company would strengthen each team’s ability to compete in the exciting growth markets of smartphones, tablets, wearables and other devices with audio interfaces. In addition, Cirrus Logic believes the Acquisition positions it to be a global leader in audio signal processing across the entire audio signal chain with a portfolio of world-class codecs, DSPs, amplifiers and micro-electro-mechanical system (MEMS) microphones, and the combination of Cirrus Logic and Wolfson helps to accelerate Cirrus Logic’s path to becoming a $1 billion revenue business with greater customer and geographic diversification.

Cirrus Logic’s engineering driven culture and focus on R&D to drive innovation would be a good fit for the Wolfson team, providing an ideal platform to deliver advanced audio solutions that address the evolving needs of customers.

The combined company expects to generate approximately £7 million ($12 million) of ongoing annual cost savings within 12 months following completion of the Acquisition. The transaction is expected to close in the second half of 2014 and be accretive in the first full quarter following the completion of the Acquisition to Cirrus Logic’s adjusted earnings per share excluding the impact of one-time integration and acquisition related costs. Based on the timing of integration activities, one-time costs are currently estimated to be approximately £4 million ($7 million) and expected to be incurred as the synergies are realised following the completion of the Acquisition.

4	Recommendation

The Wolfson Directors, who have been so advised by J.P. Morgan Cazenove, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Wolfson Directors, J.P. Morgan Cazenove has taken into account the commercial assessments of the Wolfson Directors.

The Wolfson Directors intend unanimously to recommend Wolfson Shareholders to vote in favour of the Scheme at the Court Meeting and in favour of the resolutions to be proposed at the General Meeting, as each of the Wolfson Directors has irrevocably undertaken so to do in respect of his/her own beneficial holdings of 1,349,020 Wolfson Shares, representing, in aggregate, approximately 1.16 per cent. of the ordinary share capital of Wolfson in issue on 28 April 2014 (being the latest practicable date prior to this announcement). Further details of these irrevocable undertakings are contained in paragraph 12 below.

5	Background to and reasons for the recommendation

Whilst the Wolfson Directors are confident of the future growth prospects of Wolfson, particularly in the next generation Audio Hubs and MEMS microphones, they believe that Cirrus Logic’s proposal is at a level which substantially recognises the growth potential in the medium term whilst providing certainty, in cash, to Wolfson Shareholders.

The Wolfson Directors’ unanimous intention to recommend that Wolfson Shareholders vote in favour of the Acquisition follows a thorough assessment of the terms of the Acquisition by the Wolfson Directors, including taking financial advice from J.P. Morgan Cazenove as referred to in this announcement. In arriving at their decision to recommend the Acquisition, the Wolfson Directors have considered the standalone prospects of Wolfson.

The terms of the Acquisition represent a substantial premium, in cash, of approximately:

•	75.4 per cent. to the Closing Price per Wolfson Share of 134.00 pence on 28 April 2014 (being the last Dealing Day prior to the date of this announcement);

•
73.7 per cent. to the average Closing Price of approximately 135.30 pence per Wolfson Share for the one month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement); and

•	72.6 per cent. to the average Closing Price of approximately 136.14 pence per Wolfson Share for the six month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement).

Following careful consideration of the above factors, the Wolfson Directors intend unanimously to recommend that Wolfson Shareholders vote in favour of the Acquisition, as they have each irrevocably undertaken to do in respect of their entire respective beneficial holdings of Wolfson Shares.

6	Information on Cirrus Logic

Cirrus Logic is incorporated under the laws of the State of Delaware, US. Founded in 1984 and headquartered in Austin, Texas, Cirrus Logic develops high-precision, analogue and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analogue and signal-processing patent portfolio, Cirrus Logic delivers highly optimised products for a variety of audio and energy-related applications. For the financial year ended 29 March 2014, Cirrus Logic's revenue was $714 million. Cirrus Logic shares are listed on the NASDAQ (CRUS).  As at 28 April 2014 (being the latest practicable date prior to this announcement) Cirrus Logic had a market capitalisation of approximately $1.4 billion (£0.8 billion).

7	Information on Wolfson

Wolfson is a leading supplier of high performance, mixed-signal semiconductor devices and audio solutions to the consumer electronics market. Wolfson designs and supplies audio products, including audio hub solutions, silicon micro-electro-mechanical system (MEMS) microphones, power management integrated circuits and noise cancellation solutions.

The company’s headquarters are located in Edinburgh, UK. Wolfson’s customers are located worldwide, and so is Wolfson, with design centres, sales offices, applications teams and engineering expertise across Europe, the US, Australia and Asia.

For the twelve months ended 29 December 2013, Wolfson reported revenue of $179.4 million and an underlying operating loss of $12.6 million.

8	Wolfson current trading

The Wolfson Trading Update, including unaudited financial information for the three months ended 30 March 2014, is included as Appendix IV to this announcement.

9	Management, employees and locations

Cirrus Logic and Wolfson share a common belief that people are a vital cornerstone for the ongoing success of the combined business.  Consequently, the Board of Cirrus Logic attaches great importance to the skills and experience of Wolfson’s executive team and employees and believes that they will benefit from greater opportunities within the combined company.  Cirrus Logic has great respect for Wolfson’s 30-year audio heritage and deep engineering expertise, and believes that Cirrus Logic’s engineering-driven culture will provide a natural home for Wolfson’s employees. However, Cirrus Logic also recognises that, in order to achieve the expected benefits of the transaction, operational and administrative restructuring will be required following the completion of the Acquisition.

Cirrus Logic intends to form an internal integration team to carry out a detailed review of the combined group’s operations and to begin planning for the integration of Wolfson within Cirrus Logic’s business. No decisions have been made by Cirrus Logic in relation to that integration and no detailed discussions have been held between Cirrus Logic and Wolfson in this regard. Until such review occurs, Cirrus Logic cannot be certain what repercussions there will be on the employment of the management and employees of the combined group, or the location of their places of business or any redeployment of assets, although it is expected that this review will result in a reduction in the headcount of the combined group and some rationalisation of locations. Based on the preliminary analysis completed to date, Cirrus Logic can confirm that:

•
following completion of the Acquisition, it is envisaged that Mike Hickey will remain with the combined company in a leadership role for up to 12 months to help drive the integration of the two businesses.  Mike Hickey has led Wolfson as Chief Executive Officer since 2009 and Cirrus Logic recognises the outstanding achievements he has delivered as Chief Executive Officer and his role in the Acquisition;

•
Mark Cubitt is also expected to continue with the combined group on a similar interim basis in an advisory role to assist with a smooth integration. Mark Cubitt has had an important role in Wolfson’s development as the Chief Financial Officer since 2007 and Cirrus Logic recognises his significant contribution in this role and his role in the Acquisition;

•	Cirrus Logic intends to position Edinburgh and Newbury as key European development centres for the combined business;

•
as part of the integration phase, Cirrus Logic will investigate whether there is an opportunity to combine sales teams that are located in the same region of the world and who may have overlapping sales areas and customers;

•
the combined business is expected to benefit from reduced manufacturing costs due to certain supply chain efficiencies as a result of the scale of the combined business rather than any material headcount reductions;

•
Wolfson will provide Cirrus Logic with a world-class engineering team and unique intellectual property. These assets will enable Cirrus Logic to generate certain savings with respect to its future research and development expenses through lowering anticipated increases in Cirrus Logic’s costs related to a planned expansion of Cirrus Logic’s engineering team. The majority of research and development synergies are therefore expected to be achieved through avoiding planned expenditure within Cirrus Logic rather than actual headcount reduction;

•
areas of overlap in corporate, sales, operational and support functions have been identified. Cirrus Logic intends to drive available cost synergies in these areas and anticipates that these efforts may result in a reduction of 7-10 per cent. of the headcount of the combined business. At this stage, no specific roles have been identified but it is anticipated that these reductions will be implemented over the first 12 months following completion of the Acquisition;

•	following completion of the Acquisition, Cirrus Logic will also seek to reduce costs where appropriate which have historically been related to Wolfson’s status as a listed company; and

•	the non-executive directors of Wolfson intend to resign as Wolfson Directors on completion of the Acquisition.

The Cirrus Logic Board has assured Wolfson’s directors that existing employment rights, including pension entitlements, of all Wolfson employees will be fully respected following completion of the Acquisition.  Cirrus Logic intends to allow employees of Wolfson to participate in Cirrus Logic’s benefit plans in due course.

10	Wolfson Share Schemes and other incentive matters

Details of the effect of the Acquisition on the Wolfson Share Schemes and the choices available to participants in those schemes will be set out in the Scheme Document and in separate letters to be sent to participants.

However, it is intended that the arrangements will allow holders of options under the 2003 Wolfson Microelectronics plc Executive Share Scheme and 2003 Wolfson Microelectronics plc All Employee Share Scheme (which are already exercisable) to exercise their options with the benefit of a cashless exercise facility. Holders of options under the Wolfson Microelectronics plc Approved SAYE Scheme will be able to exercise their options to the extent of their savings under the relevant savings contract. Cirrus Logic has also agreed to make an additional payment to such optionholders equivalent to the gain which they would have made had they been able to exercise those options in full.

All awards under the Wolfson Microelectronics 2009 Staff Share Award Plan and the Wolfson Microelectronics 2008 Staff Performance Share Plan (none of which are subject to performance targets) will vest in full and participants will receive a cash payment in respect of their entitlements under those plans.

Awards under the Wolfson Microelectronics 2006 Performance Share Plan (which are subject to performance targets) will lapse, save for nil cost option awards granted in 2013 and certain contingent share awards granted in 2013 and 2014 which will vest in full. Cirrus Logic has agreed that it will make new grants of Phantom Stock Awards under an existing Cirrus Logic stock plan to holders of nil cost options granted in 2014. Those Phantom Stock Awards will normally vest over a three year period and will be lost only if an individual voluntarily leaves the employment of Cirrus Logic or his employment is terminated for cause.

All outstanding entitlements under the Wolfson Microelectronics 2010 Senior Executive Deferred Bonus Plan will vest and/or be released in full (subject only to time apportionment in the case of matching awards).

J.P. Morgan Cazenove has advised the Wolfson Directors that the arrangements set out above are fair and reasonable. In providing its advice, J.P. Morgan Cazenove has taken into account the commercial assessments of the Wolfson Directors.

In acknowledgement of the substantial time and effort which Mike Hickey and Mark Cubitt, Wolfson’s CEO and CFO, respectively, have devoted to Wolfson’s affairs during the period leading up to this announcement, the Wolfson Remuneration Committee (constituted by certain non-executive Wolfson Directors) has elected to make one-off cash payments at completion of the Acquisition to Mike Hickey and Mark Cubitt of £500,000 and £250,000 respectively.

11	Financing

The cash consideration payable under the Acquisition is being financed by a combination of existing cash and cash equivalents on Cirrus Logic’s balance sheet and debt to be provided by Wells Fargo under a credit agreement dated 29 April 2014 (the “Credit Agreement”), which provides for $225 million senior revolving credit facility to be available to Cirrus Logic to finance in part the Acquisition and the fees and expenses incurred in connection therewith.

Credit Agreement

Under the Credit Agreement, Cirrus Logic has agreed, among other things, that:

•
it shall not waive, amend or vary any condition of the Scheme or Takeover Offer in any respect which is material and which would reasonably be expected to be materially adverse to the interests of the Lenders (as such term is defined in the Credit Agreement) under the Credit Agreement unless such waiver, amendment or variation (1) is required by the Panel or a court of competent jurisdiction or (2) is made with the consent of Wells Fargo (acting reasonably); and

•
if Cirrus Logic elects to implement the Acquisition by way of a Takeover Offer, it shall not permit Cirrus Logic to declare the Takeover Offer unconditional as to acceptances until Cirrus Logic has acquired or unconditionally contracted to acquire Target Shares (as such term is defined in the Credit Agreement) carrying not less than 75% of the voting rights.

Goldman Sachs, financial adviser to Cirrus Logic, is satisfied that sufficient cash resources are available to Cirrus Logic to enable it to satisfy in full the consideration payable to Wolfson Shareholders in connection with the Acquisition.

12	Irrevocable undertakings

Cirrus Logic has received irrevocable undertakings from each of the Wolfson Directors to vote in favour of the Scheme at the Court Meeting and in favour of the General Meeting Resolutions, in respect of a total of 1,349,020 Wolfson Shares, representing approximately 1.16 per cent. of the ordinary share capital of Wolfson in issue on 28 April 2014 (being the latest practicable date prior to this announcement). The irrevocable undertakings given by the Wolfson Directors will remain in full force and effect if the Acquisition is effected by way of a Takeover Offer and will cease to be binding in the circumstances described in Appendix III.

Cirrus Logic has also received an irrevocable undertaking from Odey Asset Management LLP, an institutional shareholder of Wolfson, to vote in favour of the Scheme at the Court Meeting and the General Meeting Resolutions, in respect of a total of 6,865,240 Wolfson Shares, representing approximately 5.88 per cent. of the ordinary share capital of Wolfson in issue on 28 April 2014 (being the latest practicable date prior to this announcement). This irrevocable undertaking will cease to be binding in certain circumstances, such as where a competing offer is announced under Rule 2.7 of the Code which has a value of 10 per cent. or more above the value of the consideration offered under the Acquisition as at the date on which such competing offer is announced, unless Cirrus Logic has announced an improvement to the terms of the Acquisition within seven days of the competing offer being announced, on terms at least as favourable as under the competing offer.

In aggregate, therefore, Cirrus Logic has received irrevocable undertakings in respect of a total of 8,214,260 Wolfson Shares, representing approximately 7.03 per cent. of the share capital of Wolfson in issue on 28 April 2014 (being the latest practicable date prior to this announcement).

Further details of the irrevocable undertakings are set out in Appendix III to this announcement.

Copies of the irrevocable undertakings will be on display on Wolfson's and Cirrus Logic's websites (www.wolfsonmicro.com and www.cirrus.com, respectively) from 12 noon (London time) on 30 April 2014 until the end of the Acquisition.

13	Offer-related Arrangements

Confidentiality Agreement

Wolfson and Cirrus Logic entered into a confidentiality agreement on 28 April 2014 with effect from 2 April 2014 (the “Confidentiality Agreement”), pursuant to which, amongst other things, each party (the “Receiving Party”) has undertaken, unless the other party (the “Disclosing Party”) gives its express consent in writing, (i) to keep confidential certain non-public information relating to the Disclosing Party Group; (ii) to use such information solely for the purpose of evaluating or implementing a potential transaction; and (iii) not to disclose such information to third parties (other than certain permitted disclosees) unless permitted by the terms of the Confidentiality Agreement.

The Receiving Party has further undertaken that it will not, and will procure that none of its group entities will, without the Disclosing Party’s prior written consent, for a period of 12 months from the date of the Confidentiality Agreement, solicit directly any of the Disclosing Party’s then current employees involved in discussions with the Receiving Party and/or its group undertakings in their consideration of a potential transaction with the Disclosing Party, provided that the placing of an advertisement of a post available to members of the public generally and the employment of any persons pursuant to any such advertisement or of such persons who contacted the Receiving Party on its own initiative or was approached by the Receiving Party prior to the date of the Confidentiality Agreement shall not be considered as a breach of the Confidentiality Agreement.

Cirrus Logic had also agreed to be subject to certain customary standstill provisions until 28 April 2015.  Pursuant to the terms of the Confidentiality Agreement, as a result of Cirrus Logic’s announcement of a firm intention to make an offer for Wolfson pursuant to Rule 2.7 of the Code and the fact that such offer is recommended by the board of directors of Wolfson, these standstill provisions are no longer applicable. The remaining undertakings set out in the Confidentiality Agreement (other than the non-solicitation provisions) terminate on 28 April 2016, provided that if any offer made by Cirrus Logic (or any company controlled by it) for Wolfson becomes or is declared unconditional in all respects, all obligations contained in the Confidentiality Agreement shall terminate.

Cooperation Agreement

Wolfson and Cirrus Logic entered into a cooperation agreement on 29 April 2014 in connection with the Acquisition (the “Cooperation Agreement”).

Pursuant to the Cooperation Agreement, (i) Wolfson and Cirrus Logic have each agreed to co-operate in relation to the obtaining of any and all consents, clearances, permissions and waivers as may be necessary, and the making of all filings as may be necessary, from or under the law, regulations or practices applied by any applicable regulatory authority in connection with the Acquisition; and (ii) Wolfson and Cirrus Logic have each agreed to work together to prepare and implement certain appropriate proposals in relation to the Wolfson Share Schemes and the employment benefits more fully detailed in paragraph 10 above.

14	Conditions

The Scheme is subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Scheme Document.

The Conditions in paragraph 1 of Appendix I to this announcement provide that the Acquisition is conditional on, amongst other things:

•
the approval of the Scheme by a majority in number of the Scheme Shareholders present and voting (and entitled to vote), representing not less than 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting no later than 30 June 2014 or such later date (if any) as Wolfson and Cirrus Logic may agree and the Court may allow;

•
the approval of the General Meeting Resolutions by the Wolfson Shareholders by the requisite majorities at the General Meeting no later than 30 June 2014 or such later date (if any) as Wolfson and Cirrus Logic may agree and the Court may allow; and

•
the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Wolfson and Cirrus Logic), confirmation by the Court of the Capital Reduction and the registration of the Court Orders and the Statement of Capital with the Registrar of Companies no later than 31 October 2014 or such later date (if any) as Wolfson and Cirrus Logic may agree and the Court may allow.

Any Wolfson Shares issued before the Reduction Record Time will be subject to the terms of the Scheme.  The Amended Wolfson Articles will include provisions requiring any Wolfson Shares issued after the Reduction Record Time (other than to Cirrus Logic and/or its nominees) to be automatically transferred to Cirrus Logic on the same terms as the Acquisition (other than terms as to timings and formalities). The provisions of the Amended Wolfson Articles will avoid any person (other than Cirrus Logic and its nominee(s)), holding shares in the capital of Wolfson after the Effective Date.

15	Structure of the Acquisition

It is intended that the Acquisition will be effected by means of a Court-sanctioned scheme of arrangement under Part 26 of the 2006 Act. The Scheme is an arrangement between Wolfson and the Scheme Shareholders and is subject to the approval of the Court.

The purpose of the Scheme is to provide for Cirrus Logic to become the holder of the entire issued and to be issued ordinary share capital of Wolfson. This is to be achieved by the cancellation of the Scheme Shares held by Scheme Shareholders and the application of the reserve arising from such cancellation in paying up in full a number of new shares in Wolfson (which is equal, in nominal value, to the number of Scheme Shares cancelled) and issuing them to Cirrus Logic, in consideration for which Scheme Shareholders will receive cash consideration on the basis set out in paragraph 2 of this announcement.

The Scheme requires the approval of Scheme Shareholders at the Court Meeting. The resolution to approve the Scheme at the Court Meeting must be approved by a majority in number of the Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares held by such Scheme Shareholders. Implementation of the Scheme will also require the passing of the resolutions to approve certain matters relating to the Scheme and the Capital Reduction (requiring approval by the requisite majorities at the General Meeting, which will be held immediately after the Court Meeting).

Once the necessary approvals from Wolfson Shareholders have been obtained and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court. The Scheme will then become effective upon delivery and, if ordered by the Court, registration of the Court Orders and the Statement of Capital as approved by the Court to and, if applicable, by the Registrar of Companies.

Upon the Scheme becoming effective:

•
it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and, if they attended, whether or not they voted in favour); and

•	share certificates in respect of Wolfson Shares will cease to be valid and entitlements to Wolfson Shares held within the CREST system will be cancelled.

Further details of the Scheme, including an indicative timetable for the Acquisition, will be set out in the Scheme Document, which is expected to be despatched to Wolfson Shareholders and, for information only, to persons with information rights and to holders of options granted under the Wolfson Share Schemes, as soon as practicable and, in any event, within 28 days of the date of this announcement.

Cirrus Logic reserves the right to implement the Scheme, or, if it decides to effect the Acquisition by way of a Takeover Offer, the Takeover Offer, with the assistance of one or more members of the Cirrus Logic Group in addition to or in substitution for Cirrus Logic (“Additional Bidders”).  If Additional Bidders are used to implement the Scheme or Takeover Offer, references to Cirrus Logic in this Announcement should be construed to include such Additional Bidders provided always that:

•
the terms of the Scheme or Takeover Offer made by any such Additional Bidders, in the reasonable opinion of Goldman Sachs International, are the same as, or more favourable than, the terms offered by Cirrus Logic pursuant to the Scheme or Takeover Offer; and

•
prior to such substitution or addition, Goldman Sachs International confirms to Wolfson and its independent financial advisers that it is satisfied that sufficient resources are available to each Additional Bidder (and remain available to Cirrus Logic, in the case of an addition) in aggregate to satisfy in full the cash consideration payable to Wolfson Shareholders under the terms of the Acquisition.

Cirrus Logic reserves the right, subject to Panel consent, to elect to implement the Acquisition by way of a Takeover Offer on terms more fully described in paragraph 18 below.

16	Disclosure of interests in Wolfson Shares

As at the Close of Business on 28 April 2014, being the latest practicable date prior to the publication of this announcement, save for the irrevocable undertakings referred to in paragraph 12 above, none of Cirrus Logic or any of its respective directors or any member of the Cirrus Logic Group or, so far as Cirrus Logic is aware, any person acting, or deemed to be acting, in concert with Cirrus Logic:

•
has an interest in, or right to subscribe for, or has borrowed or lent, any Wolfson Shares or any securities convertible or exchangeable into Wolfson Shares (including pursuant to any long exposure, whether conditional or absolute, to changes in the price of securities);

•
has the right to subscribe for or purchase the same or hold any options (including traded options) in respect of, or has any right to acquire, any Wolfson Shares or holds any derivatives referenced to Wolfson Shares;

•
has any short position in (whether conditional or absolute and whether in-the-money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery in relation to Wolfson Shares or derivatives referenced to Wolfson Shares; or

•	has procured an irrevocable commitment or letter of intent to vote in favour of the Acquisition in respect of Wolfson Shares or derivatives referenced to Wolfson Shares.

Furthermore, no arrangement exists with Cirrus Logic or Wolfson or any person acting in concert with Cirrus Logic or Wolfson in relation to Wolfson Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Wolfson Shares which may be an inducement to deal or refrain from dealing in such securities.

17	Delisting and re-registration

It is intended that dealings in Wolfson Shares will be suspended at 5.00 p.m. London time on the Business Day prior to the Effective Date.  It is further intended that an application will be made to the London Stock Exchange for the cancellation of trading in Wolfson Shares on its main market for listed securities and the UK Listing Authority will be requested to cancel the listing of Wolfson Shares on the Official List, in each case to take effect as of or shortly after the Effective Date.

On the Effective Date, share certificates in respect of Wolfson Shares will cease to be valid and should be destroyed. In addition, entitlements to Wolfson Shares held within the CREST system will be cancelled.

It is also intended that, following the Effective Date and after its shares are delisted, Wolfson will be re-registered as a private limited company pursuant to the relevant provisions of the 2006 Act.

18	General

Cirrus Logic reserves the right, subject to Panel consent, to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. In such event, the Acquisition will be implemented on substantially the same terms as those which would apply to the Scheme (subject to appropriate amendments, including an acceptance condition set at 90 per cent. of the shares to which such offer relates or such lesser percentage, being more than 50 per cent., as Cirrus Logic may decide and the Panel may agree).

The Acquisition will be subject to the Conditions and other terms set out in Appendix I to this announcement and set out in the Scheme Document and the Forms of Proxy. The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting and the expected timetable of the Acquisition.

The Acquisition will be governed by Scots law and will be subject to the jurisdiction of the Scottish courts and subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

J.P. Morgan Cazenove has given and has not withdrawn its written consent to the publication of this announcement and the inclusion herein of the references to its name in the form and context in which they included.

The bases and sources of certain financial information contained in this announcement are set out in Appendix II. Certain terms used in this announcement are defined in Appendix V.

19	Documents on display

Copies of the following documents will be made available on Wolfson’s and Cirrus Logic’s websites at www.wolfsonmicro.com and www.cirrus.com, respectively, by no later than 12 noon (London time) on 30 April 2014 until the end of the Offer Period:

•	the Credit Agreement referred to in paragraph 11 above;

•	the irrevocable undertakings referred to in paragraph 12 above and summarised in Appendix III to this announcement;

•	the Fee Letter;

•	the Note;

•	the Collateral Agreement;

•	the Confidentiality Agreement referred to in paragraph 13 above; and

•	the Cooperation Agreement referred to in paragraph 13 above.

Enquiries:

Cirrus Logic, Inc.	Tel: +1 512 851 4125
Thurman Case, Chief Financial Officer

Goldman Sachs International (financial adviser to Cirrus Logic)	Tel: +44 (0) 20 7774 1000
Tammy Kiely Colin Ryan Nick Harper

AxiCom (PR adviser to Cirrus Logic)	Tel: +44 (0) 20 8392 4052
Helen Ridgway

Wolfson Microelectronics plc	Tel: +44 (0) 131 272 7000
Mike Hickey, CEO Mark Cubitt, CFO

J.P. Morgan Cazenove (sole financial adviser and joint corporate broker to Wolfson)	Tel: +44 (0) 20 7742 4000
Rupert Sadler Madhu Namburi Dwayne Lysaght

Citigroup Global Markets Limited (joint corporate broker to Wolfson)	Tel: +44 (0) 20 7986 0519
Charlie Lytle

Luther Pendragon (media adviser to Wolfson)	Tel: +44 (0) 20 7618 9100
Harry Chathli Claire Norbury

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for Cirrus Logic and no one else in connection with the Acquisition and will not be responsible to anyone other than Cirrus Logic for providing the protections afforded to clients of Goldman Sachs International, or for giving advice in connection with the Acquisition or any matter referred to herein.

J.P. Morgan Limited is authorised and regulated in the United Kingdom by the Financial Conduct Authority. J.P. Morgan Securities plc is authorised in the United Kingdom by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.  J.P. Morgan Limited and J.P. Morgan Securities plc conduct their respective UK investment banking business as J.P. Morgan Cazenove. J.P. Morgan Limited is acting as financial adviser and J.P. Morgan Securities plc is acting as corporate broker exclusively for Wolfson and no one else in connection with the matters set out in this announcement and will not regard any other person as their client in relation to the matters in this announcement and will not be responsible to anyone other than Wolfson for providing the protections afforded to clients of J.P. Morgan Limited or J.P. Morgan Securities plc, nor for providing advice in relation to any matter referred to herein.

Citigroup Global Markets Limited, which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Wolfson and for no-one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Wolfson for providing the protections afforded to its clients or for providing advice in connection with the matters set out in this announcement.

This announcement is for information purposes only and is not intended to and does not constitute or form part of an offer to sell or otherwise dispose of or invitation to purchase or otherwise acquire any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issue or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document and the accompanying Forms of Proxy, which will together contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document.

This announcement has been prepared for the purpose of complying with the laws of the United Kingdom and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Overseas Shareholders

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law. Persons who are not resident in the United Kingdom or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

The Acquisition relates to the shares of a Scottish company and is proposed to be effected by means of a scheme of arrangement under the laws of Scotland.  Neither the proxy solicitation rules nor (unless implemented by means of a Takeover Offer) the tender offer rules under the US Securities Exchange Act of 1934, as amended, will apply to the Acquisition. Moreover, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom and under the Code to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules.  If Cirrus Logic exercises its right to implement the Acquisition of the Wolfson Shares by way of a Takeover Offer, the Takeover Offer will be made in compliance with applicable UK and US securities laws and regulations. Financial information relating to Wolfson included in this announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Unless otherwise determined by Cirrus Logic or required by the Code, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Scheme by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.

The availability of the Acquisition to Wolfson Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

Forward Looking Statements

This announcement contains statements about Cirrus Logic and Wolfson that are or may be forward looking statements. All statements other than statements of historical facts included in this announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “estimates”, “synergy”, “cost-saving”, “projects”, “goal”, “hopes”, “continues”, “strategy”, “budget”, “forecast” or “might”, or words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Cirrus Logic’s or Wolfson’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of government regulation on Cirrus Logic’s or Wolfson’s business.

Such forward looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements. Due to such uncertainties and risks, no assurances can be given that such expectations will prove to have been correct and readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. Cirrus Logic disclaims any obligation to update any forward looking or other statements contained herein, except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129.

Information Relating to Wolfson Shareholders

Please be aware that addresses, electronic addresses and certain information provided by Wolfson Shareholders, persons with information rights and other relevant persons for the receipt of communications from Wolfson may be provided to Cirrus Logic during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c).

Publication on Website

A copy of this announcement will be available free of charge (subject to any applicable restrictions with respect to persons resident in Restricted Jurisdictions) on Wolfson’s and Cirrus Logic’s websites (www.wolfsonmicro.com and www.cirrus.com, respectively) by no later than 12 noon (London time) on 30 April 2014.

The contents of the websites referred to in this announcement are not incorporated into and do not form part of this announcement.

Rule 2.10 Requirement

In accordance with Rule 2.10 of the Code, Wolfson confirms that at the date of this announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 116,787,489 ordinary shares of 0.1 pence each (excluding ordinary shares held in treasury). The International Securities Identification Number (ISIN) of the Wolfson Shares is GB0033563130.

APPENDIX I
CONDITIONS AND CERTAIN FURTHER TERMS OF THE ACQUISITION

Part A:   Conditions of the Acquisition

The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective, subject to the provisions of the Code, by no later than 31 October 2014, or such later date (if any) as Cirrus Logic and Wolfson may agree and the Court may allow.

(a)	The Scheme will be conditional upon:

(i)
its approval by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting on or before 30 June 2014 (or such later date, if any, as Cirrus Logic and Wolfson may agree and the Court may allow);

(ii)
all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting of Wolfson or at any adjournment of that meeting on or before 30 June 2014 (or such later date, if any, as Cirrus Logic and Wolfson may agree and the Court may allow); and

(iii)
the sanction of the Scheme with or without modification (but subject to any such modification being acceptable to Cirrus Logic and Wolfson) and the confirmation of the Capital Reduction by the Court on or before 31 October 2014 (or such later date, if any, as Cirrus Logic and Wolfson may agree and the Court may allow) and:

(1)	the delivery of a copy of each of the Court Orders and of the requisite Statement of Capital to the Registrar of Companies; and

(2)	if the Court so orders for it to become effective, the registration of the Reduction Court Order and the Statement of Capital by the Registrar of Companies.

In addition, Cirrus Logic and Wolfson have agreed that the Acquisition will be conditional upon the following conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

(b)	(i)
insofar as the Acquisition constitutes a relevant merger situation within the meaning of the Enterprise Act 2002, the Competition and Markets Authority (the CMA) or the appropriate Minister confirming, in terms reasonably satisfactory to Cirrus Logic, that the Acquisition or any matter arising therefrom or related thereto or any part of it will not be subject to a reference under sections 33, 45 or 62 of the Enterprise Act 2002; and

(ii)
no decision, order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to the Effective Date, and no legal or regulatory requirements remaining to be satisfied, which would have the effect of making unlawful or otherwise prohibiting the Acquisition;

(c)
there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Wolfson Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Acquisition or because of a change in the control or management of Wolfson or otherwise, would or might reasonably be expected to result in (in any such case to an extent which is material in the context of the Wider Wolfson Group as a whole):

(i)
any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken or arising thereunder;

(iii)	any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)
the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Wolfson Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition;

(d)
no Third Party having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)
require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Cirrus Logic Group or any member of the Wider Wolfson Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the Wider Cirrus Logic Group or the Wider Wolfson Group in either case taken as a whole;

(ii)	require, prevent or materially delay the divestiture by any member of the Wider Cirrus Logic Group of any shares or other securities in Wolfson;

(iii)
impose any limitation on, or result in a material delay in, the ability of any member of the Wider Cirrus Logic Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Wolfson Group or the Wider Cirrus Logic Group or to exercise management control over any such member;

(iv)
otherwise affect the business, assets, profits or prospects of any member of the Wider Cirrus Logic Group or of any member of the Wider Wolfson Group in a manner which is adverse to and material in the context of the Cirrus Logic Group or the Wolfson Group in either case taken as a whole;

(v)
make the Acquisition void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, materially delay or otherwise materially interfere with the same, or impose additional and onerous conditions or onerous obligations with respect thereto;

(vi)
except pursuant to sections 974 to 991 of the 2006 Act, require any member of the Wider Cirrus Logic Group or the Wider Wolfson Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Wolfson Group or the Wider Cirrus Logic Group owned by any third party;

(vii)
impose any limitation on the ability of any member of the Wider Wolfson Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the group concerned taken as a whole; or

(viii)	result in any member of the Wider Wolfson Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition having expired, lapsed or been terminated;

(e)
all necessary filings or applications having been made in connection with the Acquisition and all material statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals reasonably deemed necessary or appropriate by Cirrus Logic or any member of the Wider Cirrus Logic Group for or in respect of the Acquisition having been obtained in terms and in a form reasonably satisfactory to Cirrus Logic from all appropriate Third Parties or persons with whom any member of the Wider Wolfson Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all material authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider Wolfson Group which is material in the context of the Cirrus Logic Group or the Wolfson Group as a whole remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes effective;

(f)
except as publicly announced by Wolfson in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules prior to 29 April 2014 or as Fairly Disclosed, no member of the Wider Wolfson Group having, since 29 December 2013:

(i)
save as between Wolfson and wholly-owned subsidiaries of Wolfson or for Wolfson Shares issued pursuant to the exercise of options granted under the Wolfson Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)
save as between Wolfson and wholly-owned subsidiaries of Wolfson or for the grant of options under the Wolfson Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
other than to another member of the Wolfson Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
save for intra-Wolfson Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Wolfson Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)
issued, authorised or proposed the issue of any debentures or (save for intra-Wolfson Group transactions), save in the ordinary course of business, incurred or materially increased any indebtedness or become subject to any material contingent liability;

(vii)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)
implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

(ix)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or would be materially restrictive on the businesses of any member of the Wider Wolfson Group or the Wider Cirrus Logic Group or which involves or would involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Wider Wolfson Group taken as a whole;

(x)
(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xi)
entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider Wolfson Group or the Wider Cirrus Logic Group other than to a nature and extent which is normal in the context of the business concerned;

(xii)
waived or compromised any claim (otherwise than in the ordinary course of business) where such waiver or compromise would have a material adverse effect on the financial position of the Wider Wolfson Group taken as a whole;

(xiii)
entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

(xiv)	except in relation to changes made or agreed to be made as required by legislation or changes to legislation, having made or agreed or consented to any change to:

(1)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Wolfson Group for its directors, employees or their dependents;

(2)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(3)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(4)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made;

(xv)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Wolfson Group; or

(xvi)
having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Wolfson Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code, and, for the purposes of paragraphs (iii), (iv), (v) and (vi) of this condition, the term “Wolfson Group” shall mean Wolfson and its wholly-owned subsidiaries;

(g)	except as Fairly Disclosed, since 29 December 2013, and in any such case to an extent which is material in the context of the Wider Wolfson Group taken as a whole:

(i)	no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Wolfson Group;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Wolfson Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Wolfson Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider Wolfson Group which in any such case might reasonably be expected to adversely affect any member of the Wider Wolfson Group;

(iii)	no contingent or other liability having arisen or become apparent to Cirrus Logic which would be likely to adversely affect any member of the Wider Wolfson Group; and

(iv)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Wolfson Group which is necessary for the proper carrying on of its business;

(h)	except as Fairly Disclosed, Cirrus Logic not having discovered:

(i)
that any financial, business or other information concerning the Wider Wolfson Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Wolfson Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not materially misleading;

(ii)
that any member of the Wider Wolfson Group partnership, company or other entity in which any member of the Wider Wolfson Group has a significant economic interest and which is not a subsidiary undertaking of Wolfson is subject to any liability (contingent or otherwise) which is material in the context of the Wider Wolfson Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Wolfson Group and which is material in the context of the Wider Wolfson Group taken as a whole; and

(i)	Cirrus Logic not having discovered that:

(i)
any past or present member of the Wider Wolfson Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Wolfson Group and which is material in the context of the Wider Wolfson Group taken as a whole; or

(ii)
there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Wolfson Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Wolfson Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of the Wider Wolfson Group taken as a whole.

Cirrus Logic reserves the right to waive, in whole or in part, all or any of conditions (a) to (i) above, except for condition (a), which cannot be waived.

Conditions (b) to (i) (inclusive) must be fulfilled or waived by, no later than 11.59pm on the date immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse.  Cirrus Logic shall be under no obligation to waive or treat as satisfied any of conditions (b) to (i) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other conditions of the offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Cirrus Logic is required by the Panel to make an offer for Wolfson Shares under the provisions of Rule 9 of the Code, Cirrus Logic may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

Cirrus Logic reserves the right to elect (with the consent of the Panel) to implement the Acquisition by way of a takeover offer (as defined in Part 28 of the Companies Act 2006).  In such event, such offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 90 per cent. (or such lesser percentage, as Cirrus Logic may decide) (i) in nominal value of the shares to which such offer relates; and (ii) of the voting rights attached to those shares, and that is subject to Cirrus Logic and/or (with the consent of the Panel) any of its wholly-owned subsidiaries having acquired or agreed to acquire, whether pursuant to the offer or otherwise, shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of Wolfson, including, for this purpose, any such voting rights attaching to Wolfson Shares that are unconditionally allotted or issued before the takeover offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

This Acquisition will be governed by Scots law and be subject to the jurisdiction of the Scottish courts, to the conditions set out below and in the formal Scheme Document.  The Acquisition will comply with the applicable rules and regulations of the FCA and the London Stock Exchange and the Code.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Part B:   Certain further terms of the Acquisition

If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Acquisition will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of, any jurisdiction where we to do so would violate the laws of that jurisdiction.

Wolfson Shares which will be acquired under the Acquisition will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.

APPENDIX II
SOURCES OF INFORMATION AND BASES OF CALCULATION

In this announcement, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:

1.	Financial information relating to:

•	Wolfson is extracted (without adjustment) from the audited consolidated financial statements for the Wolfson Group for the financial year ended 29 December 2013; and

•	Cirrus Logic is extracted (without adjustment) from the unaudited consolidated financial statements of Cirrus Logic for the financial year ended 29 March 2014.

2.
The value of the Acquisition is calculated on the basis of the fully diluted number of Wolfson Shares (at the Acquisition price) in issue referred to in paragraph 4.  The implied enterprise value of Wolfson is based on the value of Wolfson’s fully diluted share capital (as calculated in paragraph 4) at the Acquisition price less Wolfson’s net cash of $21 million, based on a gross cash balance of $25 million and a defined benefit pension obligation of $4 million, as at 30 March 2014.

3.
As at the Close of Business on 28 April 2014, being the latest practicable date before the date of this announcement, Wolfson had in issue 116,787,489 Wolfson Shares. The International Securities Identification Number for Wolfson Shares is GB0033563130.

4.
The fully diluted share capital of Wolfson (being 123,722,339 Wolfson Shares) is calculated on the basis of 116,787,489 Wolfson Shares in issue on 28 April 2014, and in addition up to an equivalent of 6,934,850 further Wolfson Shares which may be issued on or after the Announcement Date following the exercise of options, or settled via alternative means, which have a price of 235 pence or less, or via the vesting of awards under the Wolfson Share Schemes.

5.	Unless otherwise stated, all prices and closing prices for Wolfson Shares are closing middle market quotations derived from the Daily Official List.

6.	The premium calculations per Wolfson Shares have been calculated by reference to:

•	a price of 134.00 pence per Wolfson Share on 28 April 2014 (being the last Dealing Day prior to the date of this announcement);

•	the average Closing Price per Wolfson Share of approximately 135.30 pence for the one month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement); and

•	the average Closing Price per Wolfson Share of approximately 136.14 pence for the six month period ending on 28 April 2014 (being the last Dealing Day prior to this announcement).

7.	Unless otherwise stated in this announcement £1 = $1.68.

APPENDIX III
IRREVOCABLE UNDERTAKINGS

The following holders or controllers of Wolfson Shares have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and in favour of the General Meeting Resolutions:

PART A

Name	Number of Wolfson Shares	% of Wolfson Shares in issue	Number of Wolfson Shares under Wolfson Share Schemes
Michael Ruettgers	479,317	0.41	Nil
Mike Hickey	346,132	0.30	1,738,040
Mark Cubitt	92,942	0.08	868,325
Ross Graham	171,775	0.15	Nil
Rob Eckelmann	20,680	0.02	Nil
Glenn Collinson	181,150	0.16	Nil
John Grant	50,000	0.04	Nil
Charlotta Ginman	7,024	0.01	Nil
TOTAL	1,349,020	1.16	2,606,365

Cirrus Logic has received irrevocable undertakings from the Wolfson Directors in respect of their own beneficial holdings of Wolfson Shares, representing approximately 1.16 per cent. of the existing issued share capital of Wolfson:

(a)	to exercise (or procure the exercise of) all voting rights attaching to such Wolfson Shares in favour of the Scheme at the Court Meeting and in favour of each of the General Meeting Resolutions; and

(b)	if the Acquisition is structured as a Takeover Offer, to accept or procure the acceptance of such Takeover Offer in respect of all such Wolfson Shares.

The irrevocable undertakings given by the Wolfson Directors will cease to be binding if:

(a)	the Scheme Document has not been posted within 28 days of the publication of this announcement (or such longer period as Cirrus Logic determines, with the consent of the Panel); or

(b)
where the Acquisition is implemented by way of a Takeover Offer, the offer document (as defined by the Code) has not been posted within 28 days of the publication of the press announcement announcing the change of structure (or such other period as the Panel may require); or

(c)	the Acquisition is withdrawn or lapses in accordance with its terms, or the Long Stop Date is reached, whichever is earlier.

PART B

Cirrus Logic has received an irrevocable undertaking from Odey Asset Management LLP in respect of 6,865,240 Wolfson Shares which it manages on behalf of clients and in respect of which it is able to exercise discretionary and voting control to procure the casting of all voting rights attaching to such Wolfson Shares in favour of the Scheme at the Court Meeting and in favour of the General Meeting Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to procure the acceptance of the Takeover Offer in accordance with its terms in respect of all such Wolfson Shares). Such Wolfson Shares represent approximately 5.88 per cent. of the existing issued ordinary share capital of Wolfson.

The irrevocable undertaking received from Odey Asset Management will cease to be binding if:

(a)	the Scheme Document has not been posted within 28 days of the publication of this announcement (or such longer period as Cirrus Logic determines, with the consent of the Panel); or

(b)
where the Acquisition is implemented by way of a Takeover Offer, the offer document (as defined by the Code) has not been posted within 28 days of the publication of the press announcement announcing the change of structure (or such other period as the Panel may require); or

(c)	the Acquisition is withdrawn or lapses in accordance with its terms, or the Long Stop Date is reached, whichever is earlier; or

(d)
a third party announces in accordance with Rule 2.7 of the Code a firm intention to make or makes a competing offer (howsoever structured) without preconditions where the consideration is payable entirely in cash on terms which represent an improvement of 10 per cent. or more on the value of the consideration offered under the Acquisition as at the date on which such competing offer is announced unless Cirrus Logic has announced an improvement to the terms of the Acquisition within seven days of such competing offer being made such that the terms of the improved Acquisition are at least as favourable as under the competing offer.

APPENDIX IV
WOLFSON TRADING UPDATE

Wolfson Microelectronics plc
First quarter results to 30 March 2014

Improved margins and costs offset lower revenues; strong second half expected

Wolfson Microelectronics plc (“Wolfson” or “the Company”), a leading supplier of audio solutions for consumer electronic products, announces its financial results for the first quarter ended 30 March 2014.

Financial summary:

1.	Revenue of $28.8m (Q1 2013: $48.1m)

2.	Gross margin 47.1% (Q1 2013: 40.3%)

3.	Underlying* overheads reduced by 18% sequentially and year-on-year to $18.1m (Q1 2013: $22.1m)

4.	Net cash inflow from operating activities of $1.6m (Q1 2013: $11.6m outflow)

5.	Underlying* operating loss of $4.5m (Q1 2013: $2.8m loss)

6.	Operating loss of $5.7m (Q1 2013: $6.3m loss after exceptional charge)

7.	Cash and short-term deposits of $25.2m at 30 March 2014 (29 December 2013: $25.9m), no debt ($25m working capital facility undrawn)

Operational summary:

1.	Revenue continued to be impacted, as expected, by customer inventory overhangs caused by last year’s faster-than-anticipated transition from 3G to 4G (LTE) smartphones

2.	Higher value-added Audio Hubs starting to come to market resulted in gross margin recovering strongly, up 680 basis points year-on-year

3.	Firm spending control and the benefit of recent re-structuring reduced overheads by 18% sequentially

4.
Wolfson and MediaTek announced a collaboration that will result in Wolfson’s High Definition (HD) Audio solutions being a pre-integrated option on MediaTek’s mobile LTE reference platform (press release with MediaTek for sign-off)

5.
Wolfson continues to strengthen its relationship with Samsung with a number of design wins across a widening range of products including its GALAXY range of smartphones (including LTE models), tablet computers, digital still cameras, televisions and personal computers

6.	Outside of mobile phones and tablet computers, Wolfson’s audio solutions are being adopted for a wide range of consumer electronics applications including the Internet of Things (IoT)

Outlook:

1.	Q2 2014 revenue is expected to be in the range of $28m - $36m depending on customer new product introduction timing and sell-through

2.	Gross margin in Q2 2014 is expected to be between 45% and 47%, depending on product mix

3.	LTE platforms which include Wolfson products are expected to come to market and be deployed as the year progresses

Commenting on the results, Mike Hickey, CEO of Wolfson, said: “As expected, revenue continued to be impacted by customer inventory overhangs caused by last year’s faster-than-anticipated flagship smartphone transition from 3G to LTE. However, these near-term revenue headwinds are being offset by strong improvements in gross margin as new higher value-added products start to contribute, and we realise the benefits of cost base reductions resulting from last year’s restructuring activities.

“We are on track for a strong recovery in revenue as LTE smartphone platforms that do include Wolfson products are expected to come to market in the second half. Our position as audio partner of choice for most LTE silicon platform vendors has been further strengthened by our collaboration with MediaTek for its LTE solutions, which should also improve our position in the fast-growing Chinese smartphone and tablet market where MediaTek has strong market share.”

*Underlying results exclude: charges for the amortisation of acquired intangible assets (Q1 2014: $0.3m; Q1 2013: $0.4m); share-based compensation charges, including associated payroll taxes (Q1 2014: $0.9m; Q1 2013: $1.0m). Also, in Q1 2013, severance costs of $1.5m (Q1 2014: $nil) and an exceptional charge of $0.6m (Q1 2014: $nil). The term "underlying" is not defined in IFRS and therefore may not be comparable with similarly titled measures reported by other companies. Underlying measures are not intended as a substitute for, or a superior measure to, IFRS measures.

Enquiries:

Wolfson Microelectronics
Mike Hickey, CEO Mark Cubitt, CFO	0131 272 7000

Luther Pendragon
Harry Chathli, Claire Norbury	020 7618 9100

This document contains certain statements that are not historical facts, including statements about Wolfson’s expectations and beliefs and statements with respect to its business plan, operations and financial performance and condition and other objectives.  Such statements are forward-looking statements.  These statements typically contain words such as “intends”, “expects” “anticipates”, “estimates”, “aims”, “believes”, “assumes”, “should”, and words of similar import, which are predictions of or indicate future events and future trends.  Undue reliance should not be placed on such statements, which are based on Wolfson’s current plans, estimates, projections and assumptions.  By their nature, forward-looking statements involve known and unknown risk and uncertainty because they relate to events and depend on circumstances which may occur in the future and which in some cases are beyond Wolfson’s control.  There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements.  These factors include, but are not limited, to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected.

Operating Review

Revenue in the first quarter of 2014 was at the lower end of guidance at $28.8m (Q1 2013: $48.1m). Revenue continues to be impacted by customer inventory overhangs resulting from the faster-than-anticipated transition from 3G to 4G (LTE) flagship smartphones last year. This slowed sales into 3G flagship smartphones and also benefited a competitor which was also the dominant supplier of LTE platforms (they include their own audio codec as part of their LTE platform) in 2013. Wolfson’s participation in LTE smartphone models should start to improve as 2014 progresses and other application processor vendors, most of which are Wolfson reference partners, introduce their LTE platforms and these are adopted by smartphone and tablet manufacturers.

Audio Hubs continue to be the major contributor to revenue at around 75% of sales, with Mobile Audio Hubs accounting for 95% of Audio Hub revenue. Mobile phones remain Wolfson’s largest applications market. However, revenue was down significantly year-on-year as the aforementioned LTE transition affected sales to our largest customer, and the customer that was our second largest in the first quarter of last year experienced market share issues. Encouragingly, outside these two customers overall revenue in the quarter grew year-on-year, driven by improving sales in non-mobile phone applications. Sales into gaming consoles and tablet computers grew very strongly year-on-year on the back of customer new product launches. Revenue from printers, portable media players and car infotainment systems also grew year-on-year, but sales to home audio and digital still cameras were lower.

Recently, Wolfson and MediaTek, one of the world’s largest semiconductor companies, announced a collaboration that will deliver Wolfson’s industry-leading HD Audio solutions as a pre-integrated option on MediaTek’s mobile LTE reference platform. This collaboration combines the latest technology of both companies in a single LTE reference design that brings new audio use cases and performance levels to smartphones and tablets whilst also delivering both cost and time-to-market advantages.

Product Adoption by Existing and New Customers

Design-ins continue to be dominated in value terms by smartphone and tablet computer applications. The Company also had design-in success in next-generation gaming consoles and controllers, home audio, printers, digital still cameras, car infotainment systems and increasingly, across a wider base of other applications as the need for advanced audio solutions proliferates across new application areas. This is driving customer adoption of Wolfson’s low power Audio Hubs, audio software solutions and MEMS microphones in new markets.

Market penetration increased in mobile phones, smartphones and tablet/PC computing, with notable new Wolfson product adoptions launched at both existing and new customers that include:

•
Samsung selecting a new Wolfson Audio Hub for its new GALAXY S5 smartphone. Wolfson’s audio solutions have also been selected for the Samsung GALAXY Tablet Pro 10.1 and Samsung ATIV9 2014 edition personal computer

•	LG selecting Wolfson audio solutions for a number of its new mobile phones

•	Fujitsu selecting a Wolfson audio solution for its latest smartphone

•	Leading Chinese manufacturers OPPO Electronics and its subsidiary BBK Electronics selecting Wolfson audio solutions for their mobile phones

•	A further two Chinese mobile phone manufacturers selecting Wolfson audio solutions for their new mobile phones

•	A North American smartphone manufacturer continuing to design in Wolfson’s MEMS microphones which will feature in its next generation smartphones

•	A number of leading-brand tablet computer Original Equipment Manufacturers (OEMs) selecting Wolfson’s audio solutions

Outside of mobile phones and computing applications, Wolfson solutions were adopted for a wide range of consumer electronics applications including:

•	Samsung selected Wolfson audio solutions for the Samsung NX30 digital still camera

•	Two leading-brand Japanese digital still camera manufacturers selecting Wolfson audio solutions

•	Two leading-brand manufacturers selecting Wolfson’s audio solutions for their next generation of gaming products

•	A number of leading-brand car infotainment manufacturers selecting Wolfson audio solutions

•	Wolfson audio solutions selected by a number of home audio and television manufacturers

•	A number of leading-brand printer OEMs selecting Wolfson imaging solutions

Also Wolfson product adoptions for applications in the “Internet of Things” continued with further successes in the first quarter of 2014 including;

•	A leading-brand multinational corporation selecting a Wolfson Audio Hub for the second generation of its ground-breaking visual computing wearable device

•	A leading North American design company selecting a Wolfson Audio Hub for its voice alert home safety monitor

•	A North American multinational company selecting Wolfson MEMS microphones for its latest wearable device

Product Development

•	Wolfson launched two new products in Q1 2014, adding to the Company’s family of Audio Hubs and MEMS microphone portfolio.

•
This addition to the Audio Hub platform delivers outstanding audio to mobile devices and can run Wolfson’s Ez2 suite of software, customers’ own software or third party software. This enables OEMs to offer class-leading audio features to smartphones and tablets such as 24-bit 192 kHz high resolution Master Hi-Fi™ audio playback; exceptional voice call quality including industry-leading ambient noise cancellation; ultra-low power ‘always on’ voice control; excellent hands-free speakerphone and video-calling quality; as well as superior speaker drivers, speaker protection, and a reduced bill of material cost.

•
Wolfson also announced a new analogue MEMS microphone with a small footprint, high signal-to-noise ratio (SNR) and wide dynamic range which delivers true high definition audio capture, perfect for voice control applications. This is the ideal microphone to work with Wolfson’s WM8280 and Ez2 controlTM software to provide customers with a low power “always on, always listening” feature.

•
In addition to the continuing improvement and enhancements to the Wolfson Ez2 suite of software, the Company’s software team is a significant contributor to the Linux kernel, an open source operating system that is the foundation for the overlaid Android operating system. Wolfson is recorded as one of the top 10 corporate Linux kernel contributors.

Wolfson Partner Programme

Building on Wolfson’s ultra-low power Audio Hub hardware platforms, the Company has further expanded its growing partner programme to enhance Wolfson’s audio solutions and offer customers a variety of options to differentiate their products across the tiers, including:
•
Audyssey Laboratories Inc., a leader in the research, design and development of innovative audio technologies, made its AudioFrame™ advanced audio recording technology available on Wolfson’s low-power Audio Hub portfolio, including the WM8280 Audio Hub solution. With AudioFrame™, the recorded audio signal dynamically adjusts to match the video zoom, focusing on the action within the frame and filtering out superfluous, unrelated sounds and noise. The result is a recording where the audio perfectly matches the video.

•
Malaspina Labs Inc., a leading audio processing technology company, made its VoiceBoost™ ‘always listening’ Voice Activation solution available on Wolfson’s WM5102S Audio Hub product for mobile devices, enabling the user to ‘wake’ a device from a low-power state by speaking an OEM-defined or user-defined trigger phrase, without the need for physical interaction with the phone, such as button presses or typing. In addition to this, Malaspina Labs’ also made its VoiceBoost™ suite of phonetic speech enhancement technologies available on Wolfson’s WM5102S, helping to improve voice recognition effectiveness and accuracy, and deliver an enhanced hands-free voice calling experience, even in noisy environments.

•
Wolfson also added another professional services partner with the appointment of Incube Solutions, a leading systems design company. Through this agreement, Incube Solutions will provide turnkey services to Wolfson’s customers and partners including porting, optimisation and integration of software audio technologies for the consumer electronics and mobile device markets.

Financial Review
Income Statement

The Company’s financial performance for Q1 2014 is summarised below.
	Q1 2014		Q1 2013		Q4 2013
	$m	% revs	$m	% revs	$m	% revs
Revenue	28.8		48.1		42.0

Gross profit	13.6	47.1%	19.3	40.3%	17.7	42.2%
Overheads
Research & development	(11.1)	39%	(13.6)	28%	(13.4)	32%
Distribution & Selling	(4.5)	16%	(5.6)	12%	(5.4)	13%
Administration	(2.5)	9%	(2.9)	6%	(3.4)	8%

Underlying* operating loss	(4.5)	-16%	(2.8)	-6%	(4.5)	-11%

Share based compensation	(0.9)	3%	(1.0)	2%	(1.1)	3%
Amortisation charges	(0.3)	1%	(0.4)	1%	(0.3)	1%
Severance recognised in overheads	-	-	(1.5)	3%	(0.9)	2%
Asset write down recognised in overheads	-	-	-	-	(1.7)	4%
Exceptional item:
– pension past service cost	-	-	(0.6)	1%	-	-

Operating loss	(5.7)	-20%	(6.3)	-13%	(8.5)	-20%

Net Financing Expense	(0.1)		-		-

Loss before tax	(5.8)	-20%	(6.3)	-13%	(8.5)	-20%

Income tax credit	1.2		1.3		1.6

Loss after tax	(4.6)	-16%	(5.0)	-10%	(6.9)	-16%

Average £/$ exchange rate	1.53		1.58		1.60

* Underlying results are reconciled to the results reported in accordance with IFRS in notes 5 and 6 to the financial information.

Revenue

Revenue in Q1 2014 amounted to $28.8m, a decline of 40% year-on-year (Q1 2013: $48.1m) and a decline of 31% sequentially (Q4 2013: $42.0m). Q1 2014 revenue was impacted by customer inventory overhangs resulting from the faster-than-anticipated transition from 3G to 4G (LTE) smartphones in 2013, and customer inventories continuing to run down prior to new product ramps. The largest customer in Q1 2014 represented 34% of total revenue (Q1 2013: 62%; Q4 2013: 32%).

Gross Profit

Gross profit was $13.6m compared with $19.3m in Q1 2013 (Q4 2013: $17.7m). Gross margin of 47.1% reflects a 680 and 490 basis point improvement on the prior year and quarter respectively as the high volume part at significantly lower than typical margins is replaced with the latest higher average selling price and margin Audio Hub product. Gross margin in Q1 2013 was 40.3% (Q4 2013: 42.2%).

Operating Expenses

Total underlying operating expenses were $18.1m in Q1 2014 compared with $22.1m in Q1 2013 and $22.2m in Q4 2013, a reduction 18% over both periods, reflecting the benefits of the cost reduction programme commenced in late 2013, combined with tight cost control. Excluded from underlying expenses are: i) Share-based compensation, calculated in accordance with IFRS 2 (including the related payroll taxes), amounting to $0.9m, compared with $1.0m in Q1 2013 (Q4 2013: $1.1m); and ii) Amortisation charges relating to the intangible assets arising from acquisitions amounting to $0.3m, compared with $0.4m in Q1 2013 (Q4 2013: $0.3m).

Also excluded from underlying operating expenses were: in Q1 2013 severance costs of $1.5m and pension exceptional costs of $0.6m. In Q4 2013 there were severance costs of $0.9m and asset write down costs of $1.7m. There were no such costs in Q1 2014.

The full year 2014 overheads are estimated to be in the range of $75m to $78m, compared to $88.6m in 2013, a reduction of 11% to 14%. The amortisation charges are expected to remain at $0.3m per quarter for the remainder of 2014 whilst the share-based compensation expense is expected to be around $1.2m per quarter, estimated based on the Q1 2014 quarter end share price of 132 pence.

Operating Loss

The underlying operating loss was $4.5m, compared with a $2.8m loss in Q1 2013 (Q4 2013: $4.5m loss). Despite the 40% or $19.3m fall in revenues, the loss was restricted to an increase of $1.7m as a result of the improved gross margins and lower overheads.

Earnings and Taxation

There was a $0.1m net finance charge relating to discounting deferred consideration, compared with $nil for Q1 2013 (Q4 2013: $nil).

The loss before tax reduced to $5.8m, compared with a $6.3m loss for Q1 2013 (Q4 2013: $8.5m loss).

The effective tax rate was approximately 20% in the quarter (a credit). The effective tax rate is favourably affected by the availability of tax allowances on research and development expenditure but is adversely impacted by expenses that are not deductible for tax purposes and the lower UK corporation tax rate, of 20%, applicable to the recognition of deferred tax.

The effective average US dollar to sterling rate for Q1 2014 was $1.53/£1, compared with $1.58/£1 for Q1 2013 and $1.60/£1 for Q4 2013. It is estimated that every 1 cent increase in the US dollar/sterling exchange rate has the effect of reducing the Company’s operating result by $300,000 on an annualised basis. Sterling-denominated overheads for the whole of 2014 are hedged at $1.565/£1, with H1 2014 hedged at $1.53 and H2 2014 at $1.60.

The underlying fully diluted loss per share for Q1 2014 was 3.1 cents compared with a 2.0 cents loss in Q1 2013 (Q4 2013: 3.3 cents loss).

Balance Sheet and Cash Flow

Cash and short-term deposits amounted to $25.2m at 30 March 2014 compared with $25.9m at 29 December 2013, a cash outflow of $0.7m in the quarter. There have been no drawings made on the $25m committed bank facility negotiated in Q1 2014.

Summarised Consolidated Cash Flow

	Q1	Q1
	2014	2013
	$m	$m

Loss before tax	(5.8)	(6.3)
Depreciation & amortisation	2.4	2.5
Net finance expense	0.1	-
Loss before interest, tax, depreciation and amortisation	(3.3)	(3.8)
Share-based compensation	0.9	1.0
Change in working capital:
Receivables	5.7	0.7
Inventory	(3.2)	(5.1)
Payables	1.8	(3.1)
Payments to pension scheme	-	(1.3)
Foreign exchange gain	(0.3)	-
Net cash inflow / (outflow) from operating activities	1.6	(11.6)
Capital expenditure	(1.7)	(0.8)
Free cash flow	(0.1)	(12.4)
Deferred consideration payments	(0.8)	(1.6)
Foreign exchange	0.2	0.1
Net cash outflow	(0.7)	(13.9)
Opening cash balances	25.9	48.0
Closing cash balances	25.2	34.1

Net cash inflow from operating activities was $1.6m in Q1 2014 compared to an outflow of $11.6m in Q1 2013. As 2014 progresses, working capital needs are expected to increase to support the higher level of forecast revenues in the second half of the year.

Days of inventory, trade receivables and trade payables were 130, 50 and 49 respectively at 30 March 2014 (91, 51 and 29 days respectively at 29 December 2013; and 94, 46 and 47 days respectively at 31 March 2013). Days of inventory is expected to normalise to around 90 days during H2 2014.

Cash outflow on capital expenditure in Q1 2014 amounted to $1.7m compared with $0.8m in Q1 2013. This primarily represented spend on software licences and IT equipment.

The Company paid $0.8m (Q1 2013: $1.6m) for deferred consideration as milestones were achieved on the 2007 acquisition of Sonaptic (ANC).

In Q2 2014 a payment of $1.7m will be made into the closed defined benefit pension scheme under the schedule of contributions agreed with the scheme trustees

Condensed consolidated income statement
For the period ended 30 March 2014		Q1 2014		Q1 2013		Q4 2013
		13-week period from 30 December 2013 to 30 March 2014	13-week period from 31 December 2012 to 31 March 2013			13-week period from 30 September 2013 to 29 December 2013

			Before exceptional charge	Exceptional charge (note 4)	Total
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Notes	$ ’000	$ ’000	$ ’000	$ ’000	$ ’000
Revenue	3	28,805	48,059	-	48,059	42,027
Cost of sales		(15,248)	(28,710)	-	(28,710)	(24,290)

Gross profit	3	13,557	19,349	-	19,349	17,737
Distribution and selling costs	5	(4,696)	(6,274)	-	(6,274)	(7,528)
Research and development expenses	5	(11,873)	(15,601)	-	(15,601)	(14,957)
Administrative expenses	5	(2,717)	(3,161)	-	(3,161)	(3,774)
Past service cost on defined benefit plan	4	-	-	(600)	(600)	-

Operating loss	6	(5,729)	(5,687)	(600)	(6,287)	(8,522)

Financial income		7	28	-	28	7
Financial expenses		(48)	(58)	-	(58)	(19)

Net financing expense		(41)	(30)	-	(30)	(12)

Loss before tax		(5,770)	(5,717)	(600)	(6,317)	(8,534)
Income tax credit	7	1,166	1,125	138	1,263	1,646

Loss for the period attributable to the owners of the Company		(4,604)	(4,592)	(462)	(5,054)	(6,888)

Basic loss per share (cents)	8	(3.94)			(4.33)	(5.90)

Diluted loss per share (cents)	8	(3.94)			(4.33)	(5.90)

Condensed consolidated income statement
For the period ended 30 March 2014 (continued)		2013
		52-week period from 31 December 2012 to 29 December 2013*
		Before exceptional charge		Exceptional charge (note 4)		Total

	Notes	$	’000	$	’000	$	’000
Revenue	3		179,436		-		179,436
Cost of sales			(103,457)		-		(103,457)

Gross profit	3		75,979		-		75,979
Distribution and selling costs			(24,604)		-		(24,604)
Research and development expenses			(58,334)		-		(58,334)
Administrative expenses			(12,731)		-		(12,731)
Past service cost on defined benefit plan	4		-		(600)		(600)

Operating loss	6		(19,690)		(600)		(20,290)

Financial income			95		-		95
Financial expenses			(178)		-		(178)

Net financing expense			(83)		-		(83)

Loss before tax			(19,773)		(600)		(20,373)
Income tax credit			3,815		138		3,953

Loss for the period attributable to the owners of the Company			(15,958)		(462)		(16,420)

Basic loss per share (cents)	8						(14.07)

Diluted loss per share (cents)	8						(14.07)

Condensed consolidated statement of comprehensive income
For the period ended 30 March 2014	Q1 2014	Q1 2013	Q4 2013	2013
	13-week period from 30 December 2013 to 30 March 2014	13-week period from 31 December 2012 to 31 March 2013	13-week period from 30 September 2013 to 29 December 2013	52-week period from 31 December 2012 to 29 December 2013*

	(Unaudited)	(Unaudited)	(Unaudited)
	$ ’000	$ ’000	$ ’000	$ ’000

Loss for the period	(4,604)	(5,054)	(6,888)	(16,420)

Other comprehensive income:
Items that will never be reclassified to profit or loss:
Actuarial gain on net defined benefit obligations	-	-	472	2,403
Increase in defined benefit liabilities recognised in accordance with IFRIC 14	-	-	(300)	(2,400)
Movement in unrecognised surplus on defined benefit plan	(10)	-	(301)	(2,236)
Deferred tax on net defined benefit items recognised in equity	2	-	(11)	398

	(8)	-	(140)	(1,835)

Items that are or may be reclassified subsequently to profit or loss:
Foreign exchange translation differences on foreign operations	(1)	(4)	1	(5)
Effective portion of changes in fair value of cash flow hedges	(391)	(2,442)	765	1,768

	(392)	(2,446)	766	1,763

Other comprehensive income for the period	(400)	(2,446)	626	(72)

Total comprehensive income for the period attributable to the owners of the Company	(5,004)	(7,500)	(6,262)	(16,492)

* The results for the 52-week period ended 29 December 2013 have been extracted from the statutory accounts for the 52-week period ended 29 December 2013, which have been reported on by the Company’s auditors and delivered to the Registrar of Companies

Condensed consolidated balance sheet
As at 30 March 2014	As at 30 March 2014	As at 29 December 2013*		As at 31 March 2013
	(Unaudited)			(Unaudited)
	$ ’000	$	’000	$ ’000
Assets
Property, plant and equipment	19,905		20,501	23,426
Intangible assets	33,370		32,073	32,788
Deferred tax assets	18,479		17,403	14,258

Total non-current assets	71,754		69,977	70,472

Inventories	27,362		24,221	29,784
Trade and other receivables	23,215		28,899	37,130
Other investments, including derivatives	1,998		2,389	-
Short-term deposits	-		-	28,000
Cash and cash equivalents	25,182		25,886	6,086

Total current assets	77,757		81,395	101,000

Total Assets	149,511		151,372	171,472

Equity
Issued share capital	194		194	194
Share premium account	61,430		61,430	61,253
Capital redemption reserve	503		503	503
Hedging reserve	1,998		2,389	(1,821)
Retained earnings	56,576		60,429	73,024

Total equity attributable to equity holders of the parent	120,701		124,945	133,153

Liabilities
Employee benefits	3,900		3,900	1,669
Other payables	292		483	245

Total non-current liabilities	4,192		4,383	1,914

Income tax payable	89		78	62
Trade and other payables, including derivatives	23,708		20,966	34,942
Provisions	821		1,000	1,401

Total current liabilities	24,618		22,044	36,405

Total Liabilities	28,810		26,427	38,319

Total equity and liabilities	149,511		151,372	171,472

* The results for the 52-week period ended 29 December 2013 have been extracted from the statutory accounts for the 52-week period ended 29 December 2013, which have been reported on by the Company’s auditors and delivered to the Registrar of Companies

Condensed consolidated statement of changes in equity

	Attributable to owners of the Company
	Share capital		Share premium		Capital redemption reserve		Hedging reserve		Retained earnings		Total equity
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Balance at 31 December 2012		194		61,253		503		621		77,339		139,910

Loss for the period		-		-		-		-		(5,054)		(5,054)
Other comprehensive income:
Foreign exchange translation difference on foreign operations		-		-		-		-		(4)		(4)
Effective portion of changes in fair value of cash flow hedges		-		-		-		(2,442)		-		(2,442)

Total comprehensive income for the period ended 31 March 2013		-		-		-		(2,442)		(5,058)		(7,500)

Equity settled share-based payment transactions		-		-		-		-		1,005		1,005
Deferred tax on equity settled share-based payment transactions recognised in equity		-		-		-		-		(262)		(262)

Total contributions by and distributions to owners of the Company		-		-		-		-		743		743

Balance at 31 March 2013		194		61,253		503		(1,821)		73,024		133,153

	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Balance at 30 December 2013		194		61,430		503		2,389		60,429		124,945

Loss for the period		-		-		-		-		(4,604)		(4,604)
Other comprehensive income:
Movement in unrecognised surplus on defined benefit plan		-		-		-		-		(10)		(10)
Deferred tax on net defined benefit items recognised in equity		-		-		-		-		2		2
Foreign exchange translation differences on foreign operations		-		-		-		-		(1)		(1)
Effective portion of changes in fair value of cash flow hedges		-		-		-		(391)		-		(391)

Total comprehensive income for the period ended 30 March 2014		-		-		-		(391)		(4,613)		(5,004)

Equity settled share-based payment transactions		-		-		-		-		884		884
Deferred tax on equity settled share-based payment transactions recognised in equity		-		-		-		-		(121)		(121)
Company shares acquired by employee trust		-		-		-		-		(3)		(3)

Total contributions by and distributions to owners of the Company		-		-		-		-		760		760

Balance at 30 March 2014		194		61,430		503		1,998		56,576		120,701

Condensed consolidated statement of cash flows
For the period ended 30 March 2014	Q1 2014	Q1 2013	Q4 2013	2013
	13-week period from 30 December 2013 to 30 March 2014	13-week period from 31 December 2012 to 31 March 2013	13-week period from 30 September 2013 to 29 December 2013	52-week period from 31 December 2012 to 29 December 2013*
	(Unaudited)	(Unaudited)	(Unaudited)
	$ ’000	$ ’000	$ ’000	$ ’000
Cash flow from operating activities
Loss for the period	(4,604)	(5,054)	(6,888)	(16,420)
Adjustments for:
Depreciation, amortisation and impairment loss on property, plant and equipment	2,367	2,468	4,280	11,839
Loss on disposal of property, plant and equipment	-	-	35	35
Foreign exchange (gain) / loss	(263)	48	74	292
Net financing expense	41	30	12	83
Equity-settled share-based payment expenses	884	1,005	1,141	1,674
Income tax credit	(1,166)	(1,263)	(1,646)	(3,953)

	(2,741)	(2,766)	(2,992)	(6,450)
(Increase) / decrease in inventories	(3,141)	(5,082)	6,541	481
Decrease in trade and other receivables	5,691	666	1,001	9,059
Increase / (decrease) in trade and other payables	1,997	(3,090)	(2,724)	(12,457)
Decrease in provisions and employee benefits	(179)	(1,311)	(460)	(3,576)

Cash generated from / (absorbed by) the operations	1,627	(11,583)	1,366	(12,943)
Income tax (paid) / received	(20)	(19)	(40)	64

Net cash inflow / (outflow) from operating activities	1,607	(11,602)	1,326	(12,879)

Cash flow from investing activities
Interest received	7	38	10	106
Acquisition of property, plant and equipment and intangible assets	(1,745)	(758)	(2,177)	(7,757)
Proceeds from the sale of property, plant and equipment	-	-	180	180
Deferred consideration on acquisition in prior periods	(800)	(1,600)	(173)	(1,773)
Amounts withdrawn from short-term deposits	-	-	5,000	28,000

Net cash (outflow) / inflow from investing activities	(2,538)	(2,320)	2,840	18,756

Cash flow from financing activities
Proceeds from the issue of share capital	-	-	83	177
Company shares acquired by employee trust	(3)	-	-	(2)
Interest paid	(6)	(6)	-	(14)

Net cash (outflow) / inflow from financing activities	(9)	(6)	83	161

Net (decrease) / increase in cash and cash equivalents	(940)	(13,928)	4,249	6,038
Cash and cash equivalents at start of period	25,886	19,974	21,674	19,974
Effect of exchange rate fluctuations on cash held	236	40	(37)	(126)

Cash and cash equivalents at end of period	25,182	6,086	25,886	25,886

Cash and cash equivalents at end of period	25,182	6,086	25,886	25,886
Short-term deposits at end of period	-	28,000	-	-

Total cash and short-term deposits at end of period	25,182	34,086	25,886	25,886

* The results for the 52-week period ended 29 December 2013 have been extracted from the statutory accounts for the 52-week period ended 29 December 2013, which have been reported on by the Company’s auditors and delivered to the Registrar of Companies

20	Notes to the financial information

1	Basis of preparation

The financial information set out above contains the financial information of Wolfson Microelectronics plc (the “Company”) and its subsidiaries (together referred to as the “Group”) for the thirteen week period ended 30 March 2014. The comparative periods are the thirteen week period ended 31 March 2013 and the thirteen week period ended 29 December 2013.

A copy of this press release is available on the Company’s website at www.wolfsonmicro.com.

The financial information set out above does not constitute the Company’s statutory accounts within the meaning of Section 434 of the Companies Act 2006. Statutory accounts for the fifty-two week period ended 29 December 2013, which were prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the EU, are available on the Company’s website at www.wolfsonmicro.com and have been delivered to the Registrar of Companies. The auditors have reported on those accounts; their report was (i) unqualified, (ii) did not include references to any matters to which the auditors drew attention by way of emphasis without qualifying their report and (iii) did not contain statements under section 498 (2) or (3) of the Companies Act 2006.

2	Accounting policies

This financial information has been prepared applying the accounting policies and presentation that were applied in the preparation of the Company’s published consolidated financial statements for the fifty-two week period ended 29 December 2013. There is no actuarial gain or loss recognised for the thirteen week period ended 30 March 2014 as the Company has not updated the actuarial valuation of the defined benefit pension scheme, for accounting purposes, from the position as at 29 December 2013.

As permitted by IAS 1: Presentation of Financial Statements, the Group has disclosed additional information in respect of exceptional items on the face of the income statement, for the thirteen week period ended 31 March 2013 and for the fifty-two week period ended 29 December 2013, in order to aid understanding of the Group’s financial performance. An item is treated as exceptional if it is considered that by virtue of its nature, scale of incidence and being of such significance that separate disclosure is required for the financial statements to be properly understood.

In the process of applying the Group’s accounting policies, management necessarily makes judgements and estimates that have a significant effect on the amounts recognised in the condensed financial statements.  Actual results may differ from these estimates. Changes in the assumptions underlying the estimates could result in a significant impact to the financial information.  The most critical of these accounting judgement and estimation areas were noted in the Company’s consolidated financial statements for the fifty-two week period ended 29 December 2013.

3	Segment information

The chief operating decision-maker is the Chief Executive Officer (‘CEO’) of the Company.  The CEO reviews the Group’s internal reporting in order to assess performance and allocate resources.  Management has determined the operating segments based on these reports.

The Group has two reportable segments, which reflect the organisational structure in the internal reporting as used by the CEO in order to assess performance and allocate resources. These two reportable segments are the Group’s Audio Hubs and Discrete and Power Products segments which are reported separately to the chief operating decision-maker to allow greater management focus on the Audio Hubs strategy.  The following summary describes the operations in the Group’s reportable segments:

Audio Hubs – this segment includes the supply and sale of Wolfson’s Audio Hubs high performance audio integrated circuit solutions.  Audio Hubs are feature-rich devices which contain many of Wolfson’s audio technologies combined into a single Hub device.

Discrete and Power Products – this segment includes the supply and sale of integrated circuits which are discrete components, such as : Analogue-to-Digital Converters; Digital-to-Analogue Converters; and this segment also includes those components which are power management integrated circuits and the silicon microphone devices based on Micro-Electro-Mechanical Systems (‘MEMS’) technology.

Segment information (continued)

The other operating segment does not meet any of the quantitative thresholds for determining a reportable segment in the periods presented and, accordingly, the relevant revenue and segment gross profits are shown as ‘other operating segment’.

The CEO assesses the performance of the operating segments based on revenue and a measure of gross profit.  The gross profit measurement basis excludes the effects of non-recurring expenditure from operating segments, such as restructuring costs and exceptional inventory write downs.  Interest income and expenditure are not included in the result for each operating segment that is reviewed by the CEO.  Other information provided to the CEO is measured in a manner consistent with that in the financial statements. The segment information is prepared using accounting policies consistent with those of the Group as a whole.  There were no inter-segment transactions in the periods presented.

The assets and liabilities of the Group are not reviewed by the chief operating decision-maker on a segment basis.  Therefore none of the Group’s assets and liabilities are segmental assets and segmental liabilities respectively and all are unallocated for segmental disclosure purposes.

	Q1 2014	Q1 2013	Q4 2013	2013
	13-week period from 30 December 2013 to 30 March 2014	13-week period from 31 December 2012 to 31 March 2013	13-week period from 30 September 2013 to 29 December 2013	52-week period from 31 December 2012 to 29 December 2013
	$'000	$'000	$'000	$'000

Segment revenue:
Audio Hubs	21,741	41,508	27,533	136,371
Discrete and Power Products	6,989	6,521	14,477	42,973
Other operating segment	75	30	17	92

Total revenue for the period	28,805	48,059	42,027	179,436

Segment gross profit:
Audio Hubs	10,156	16,252	11,353	55,996
Discrete and Power Products	3,522	3,130	6,436	20,065
Other operating segment	(121)	(33)	(52)	(82)

Total gross profit for segments in the period	13,557	19,349	17,737	75,979

4	Exceptional charge

There were no exceptional charges recognised in the thirteen week periods ended 30 March 2014 and 29 December 2013.

Past service cost on defined benefit plan.
Exceptional charge recognised in the thirteen week period ended 31 March 2013 and in the fifty-two week period ended 29 December 2013:

In November 2012 the Company initiated an Enhanced Transfer Value (ETV) offer to the 83 deferred members of the Company’s defined benefit pension scheme. The Company estimated (for accounting purposes) the projected level of take up of the ETV offer and, as a result, recognised an exceptional charge of $1.4 million in the thirteen and fifty-two week periods ended 30 December 2012. Following the closure of the ETV offer, the actual accounting cost of the ETV to be recognised was $2.0 million for those members that decided to take up the offer. Therefore the difference of $0.6 million between the actual accounting cost and the estimated cost of $1.4 million, recorded as at 30 December 2012, was recognised as an exceptional charge in the Company’s condensed financial statements in the thirteen week period ended 31 March 2013 and therefore also in the financial statements for the fifty-two week period ended 29 December 2013

5	Operating expenses: reconciliation from Underlying to IFRS

	Underlying	Share-based compensation (including related payroll taxes)	Amortisation of acquired intangible assets	Severance costs	Impairment loss on property plant and equipment (asset write down)	Exceptional charge	IFRS
	$'000	$'000	$'000	$'000	$'000	$'000	$'000
Q1 2014 13-week period from 30 December 2013 to 30 March 2014
Distribution and selling costs	(4,513)	(183)	-	-	-	-	(4,696)
Research and development expenses	(11,044)	(551)	(278)	-	-	-	(11,873)
Administrative expenses	(2,521)	(196)	-	-	-	-	(2,717)

	(18,078)	(930)	(278)	-	-	-	(19,286)

Q1 2013 13-week period from 31 December 2012 to 31 March 2013
Distribution and selling costs	(5,639)	(235)	-	(400)	-	-	(6,274)
Research and development expenses	(13,566)	(532)	(403)	(1,100)	-	-	(15,601)
Administrative expenses	(2,944)	(217)	-	-	-	-	(3,161)
Past service cost on defined benefit plan	-	-	-	-	-	(600)	(600)

	(22,149)	(984)	(403)	(1,500)	-	(600)	(25,636)

Q4 2013 13-week period from 30 September to 29 December 2013
Distribution and selling costs	(5,380)	(252)	-	(183)	(1,713)	-	(7,528)
Research and development expenses	(13,447)	(614)	(277)	(619)	-	-	(14,957)
Administrative expenses	(3,401)	(280)	-	(93)	-	-	(3,774)

	(22,228)	(1,146)	(277)	(895)	(1,713)	-	(26,259)

6	Operating loss: reconciliation from Underlying to IFRS

	Q1 2014	Q1 2013	Q4 2013	2013
	13-week period from 30 December 2013 to 30 March 2014	13-week period from 31 December 2012 to 31 March 2013	13-week period from 30 September 2013 to 29 December 2013	52-week period from 31 December 2012 to 29 December 2013
	$'000	$'000	$'000	$'000
Underlying operating loss	(4,521)	(2,800)	(4,491)	(12,580)
Share-based payment expenses and related payroll taxes	(930)	(984)	(1,146)	(1,642)
Amortisation of acquired intangible assets	(278)	(403)	(277)	(1,360)
Severance costs recognised in overheads	-	(1,500)	(895)	(2,395)
Impairment loss on property, plant and equipment recognised in overheads	-	-	(1,713)	(1,713)
Exceptional charge: - Past service cost on defined benefit plan	-	(600)	-	(600)

Operating loss (IFRS)	(5,729)	(6,287)	(8,522)	(20,290)

7	Income tax credit

The income tax credit for the thirteen week period ended, and the related deferred tax asset as at, 30 March 2014 reflects the estimated total effective tax rate on the result before taxation for the Group of approximately 20% for the fifty-two week period ending 28 December 2014.  This reflects the UK corporation tax rate applicable for that fifty-two week period as favourably affected by tax allowances on research and development expenditure but adversely impacted by disallowable expenses and the lower UK corporation tax rate, of 20%, applicable to the recognition of deferred tax.

8	Earnings per share

	Q1 2014	Q1 2013	Q4 2013	2013
	13-week period from 30 December 2013 to 30 March 2014	13-week period from 31 December 2012 to 31 March 2013	13-week period from 30 September 2013 to 29 December 2013	52-week period from 31 December 2012 to 29 December 2013
	$'000	$'000	$'000	$'000
Loss for the period attributable to equity shareholders (basic and diluted)	(4,604)	(5,054)	(6,888)	(16,420)
Share-based payment expenses and related payroll taxes*	730	755	879	1,260
Amortisation of acquired intangible assets*	218	309	213	1,044
Severance costs recognised in overheads*	-	1,151	687	1,838
Impairment loss on property, plant and equipment recognised in overheads*	-	-	1,315	1,315
Exceptional charge*	-	462	-	462

Underlying loss for the period attributable to equity shareholders (basic and diluted)	(3,656)	(2,377)	(3,794)	(10,501)

	cents	cents	cents	cents
Basic loss per share	(3.94)	(4.33)	(5.90)	(14.07)

Diluted loss per share	(3.94)	(4.33)	(5.90)	(14.07)

Underlying basic loss per share	(3.13)	(2.04)	(3.25)	(9.00)

Underlying diluted loss per share	(3.13)	(2.04)	(3.25)	(9.00)

* After the estimated tax impact of this item

Earnings per share (continued)

The weighted average number of ordinary shares used in the calculation of basic and diluted (loss) / earnings per share for each period was calculated as follows:

	Q1 2014	Q1 2013	Q4 2013	2013
	13-week period from 30 December 2013 to 30 March 2014	13-week period from 31 December 2012 to 31 March 2013	13-week period from 30 September 2013 to 29 December 2013	52-week period from 31 December 2012 to 29 December 2013
	No. of shares	No. of shares	No. of shares	No. of shares

Issued ordinary shares at start of period	116,780,433	116,643,442	116,724,729	116,643,442

Effect of shares issued during the period from: exercise of employee share options; and/or vesting of employee contingent share awards	759	1,077	49,740	66,711

Weighted average number of ordinary shares at end of period – for basic (loss) / earnings per share and for diluted loss per share	116,781,192	116,644,519	116,774,469	116,710,153

Effect of dilutive share options in issue	419,984	860,982	488,815	671,707

Weighted average number of ordinary shares at end of period – for diluted earnings per share	117,201,176	117,505,501	117,263,284	117,381,860

APPENDIX V
DEFINITIONS

The following definitions apply throughout this announcement unless the context requires otherwise.

“2006 Act”	the UK Companies Act 2006, as amended;
“Acquisition”
the acquisition by Cirrus Logic of the entire issued and to be issued ordinary share capital of Wolfson at a price of 235 pence per Wolfson Share to be effected by means of the Scheme (or, subject to the consent of the Panel, a Takeover Offer) including, where the context so requires, any subsequent variation, revision, extension or renewal thereof;

“Amended Wolfson Articles”
the articles of association of Wolfson as at the Announcement Date, as amended to include provisions, in terms approved by Cirrus Logic, that avoid any person (other than Cirrus Logic or its nominee(s)) remaining as a holder of Wolfson Shares after the Effective Date, such proposed amendments to be set out in full in the notice of the General Meeting in the Scheme Document;

“Announcement Date”	29 April 2014;
“Annual Report”	the annual report and accounts of Wolfson for the financial year ended 29 December 2013;
“Authorisations”	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions or approvals;
“Business Day”	a day (other than Saturdays, Sundays and public holidays) on which banks are open for business in London, United Kingdom;
“Capital Reduction”	the proposed reduction of Wolfson’s share capital pursuant to the Scheme;
“Cirrus Logic”	Cirrus Logic, Inc., a company incorporated under the laws of the State of Delaware, USA;
“Cirrus Logic Group”	Cirrus Logic, its subsidiaries and subsidiary undertakings;
“Close of Business”	6.00 p.m. on a relevant Business Day;
“Closing Price”	the middle market price of a Wolfson Share at the close of business on the day to which such price relates, as derived from the Daily Official List for that day;
“Code”	the City Code on Takeovers and Mergers;
“Collateral Agreement”	the security and pledge agreement dated 29 April 2014 executed by Cirrus Logic in favour of Wells Fargo, for the ratable benefit of the Secured Parties (as defined in the Credit Agreement);
“Conditions”	the conditions to the Acquisition, as set out in Appendix I to this announcement and to be set out in the Scheme Document;
“Court”	the Court of Session in Edinburgh;
“Court Meeting”
the meeting of Scheme Shareholders (and any adjournment thereof) to be convened pursuant to an order of the Court under Part 26 of the 2006 Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment);

“Court Orders”	the orders of the Court sanctioning the Scheme and confirming the related Capital Reduction;
“Credit Agreement”	has the meaning given to it in paragraph 11 of this Announcement;
“CREST”	a relevant system (as defined in the Regulations) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);
“Daily Official List”	the daily official list of the London Stock Exchange;
“Dealing Day”	a day on which dealing in domestic securities may take place on, and with the authority of the London Stock Exchange;
“Dealing Disclosure”	has the same meaning as in Rule 8 of the Code;
“Disclosure Rules and Transparency Rules”	the disclosure rules and transparency rules made by the UKLA under the FSMA and contained in the UKLA’s publication of the same name, as amended from time to time;
“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;
“Enterprise Act 2002”	Enterprise Act 2002, as amended by the Enterprise and Regulatory Reform Act 2013;
“Excluded Shares”	any Wolfson Shares which are registered in the name of or beneficially owned by any member of the Cirrus Logic Group or its nominee(s) and any Wolfson Shares held in treasury;
“Fairly Disclosed”
information:

(a)    which has been fairly disclosed in writing by or on behalf of Wolfson to Cirrus Logic or its advisers prior to the Announcement
           Date;

(b)      which has been Publicly Announced; or

(c)       set out in this announcement;

“FCA”	the United Kingdom Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of the FSMA;
“Fee Letter”	the fee letter dated 29 April 2014 addressed to Cirrus Logic by Wells Fargo;
“Forms of Proxy”	the forms of proxy for use at the Court Meeting and the General Meeting;
“FSMA”	the UK Financial Services and Markets Act 2000, as amended;
“General Meeting”	the general meeting of Wolfson Shareholders (including any adjournment thereof) to be convened in connection with the Scheme and the Capital Reduction;
“General Meeting Resolutions”	the resolutions to be proposed at the General Meeting;
“Goldman Sachs”	Goldman Sachs International;
“J.P. Morgan Cazenove”	J.P. Morgan Limited, acting in its capacity as financial adviser, which conducts its UK investment banking business as J.P. Morgan Cazenove;

“Listing Rules”	the listing rules and regulations made by the UKLA under the FSMA and contained in the UKLA’s publication of the same name, as amended from time to time;
“London Stock Exchange”	London Stock Exchange plc, a company incorporated in England and Wales;
“Long Stop Date”	means 31 October 2014;
“Note”	a promissory note made by Cirrus Logic in favour of a lender under the Credit Agreement evidencing the loans made by such lender;
“Offer Period”	the offer period (as defined by the Code) relating to Wolfson, which commenced on 29 April 2014;
“Official List”	the official list maintained by the UKLA;
“Opening Position Disclosure”	has the same meaning as in Rule 8 of the Code;
“Overseas Shareholders”	Wolfson Shareholders who are not resident in, ordinarily resident in, or citizens of, the United Kingdom;
“Panel”	the Panel on Takeovers and Mergers;
“Publicly Announced”	disclosed (a) in any public announcement by Wolfson to any Regulatory Information Service on or before 5.00 p.m. on 28 April 2014 or (b) in the Annual Report;
“Reduction Court Order”	the order of the Court which confirms the Capital Reduction;
“Reduction Record Time”	the time and date specified as such in the Scheme Document expected to be 6.00 p.m. on the Business Day immediately preceding the date upon which the Reduction Court Order is made;
“Registrar of Companies”	the Registrar of Companies in Scotland;
“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;
“Regulatory Information Service”	a service approved by the London Stock Exchange for the distribution to the public of announcements and included within the list maintained on the London Stock Exchange’s website;
“Restricted Jurisdiction”
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction;

“Scheme” or “Scheme of Arrangement”
the proposed scheme of arrangement under Part 26 of the 2006 Act to be posted by Wolfson to the Scheme Shareholders, the full terms of which will be set out in the Scheme Document with or subject to any modification, addition or condition which Cirrus Logic and Wolfson may agree, and if required, the Court may approve or impose;

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme;
“Scheme Document”
the document to be sent by Wolfson to Wolfson Shareholders, containing and setting out the Scheme, the notices convening the Court Meeting, the General Meeting and the further particulars required by Part 26 of the 2006 Act;

“Scheme Shares”	the Wolfson Shares:
(a) in issue at the date of the Scheme Document;

(b) if any, issued after the date of the Scheme Document and before the Scheme Voting Record Time; and

(c)      if any, issued at or after the Scheme Voting Record Time and before the Reduction Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case other than any Excluded Shares;
“Scheme Shareholders”	the holders of Scheme Shares;
“Scheme Voting Record Time”
the date and time specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day which is 2 days before the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is 2 days before the date of such adjourned Court Meeting;

“Security Agency”
any governmental or regulatory body competent to take action or impose restrictions in connection with the Acquisition by reference to its implications for any aspect of public policy, law and order, national security, policing, defence, or military procurement;

“Statement of Capital”	the statement of capital (approved by the Court) showing, with respect to Wolfson’s share capital, as altered by the Reduction Court Order, the information required by Section 649 of the 2006 Act;
“Substantial Interest”
in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in Section 548 of the 2006 Act) of such undertaking;

“Takeover Offer”
should the Acquisition be implemented by way of a takeover offer (as defined in Chapter 3 of Part 28 of the 2006 Act), a takeover offer made by Cirrus Logic and/or a member of the Cirrus Logic Group (as agreed with the Panel) to acquire the issued and to be issued Wolfson Shares and, where the context so requires, any revision, variation, extension or renewal of such offer;

“Third Party”
each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution or any other body or person whatsoever (including for the avoidance of doubt any Security Agency) in any jurisdiction;

“Trading Update”	the interim management statement issued by Wolfson on 29 April 2014 including unaudited financial information for the three months ended 30 March 2014 as set out in Appendix IV to this announcement;
“UK Listing Authority” or “UKLA”	the FCA acting in its capacity as the competent authority for listing in the United Kingdom;
“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;
“United States” or “US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;

“Wells Fargo”	Wells Fargo Bank, National Association;
“Wider Cirrus Logic Group”
Cirrus Logic, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and / or such undertakings (aggregating their interests) have a Substantial Interest;

“Wider Wolfson Group”	Wolfson, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and / or such undertakings (aggregating their interests) have a Substantial Interest;
“Wolfson”	Wolfson Microelectronics plc, a company incorporated in Scotland;
“Wolfson Directors”	the directors of Wolfson as at the date of this announcement or, where the context so requires, the directors of Wolfson from time to time;
“Wolfson Group”	Wolfson, its subsidiaries and subsidiary undertakings;
“Wolfson Share Schemes”
the 2003 Wolfson Microelectronics plc All Employee Share Scheme (Parts A and B), the 2003 Wolfson Microelectronics plc Executive Share Scheme (Parts A and B), the Wolfson Microelectronics 2006 Performance Share Plan, the Wolfson Microelectronics 2008 Staff Performance Share Plan, the Wolfson Microelectronics 2009 Staff Share Award Plan, the Wolfson Microelectronics plc Approved Save As You Earn (SAYE) Scheme and the Wolfson Microelectronics 2010 Senior Executive Deferred Bonus Plan;

“Wolfson Shareholders”	holders of Wolfson Shares; and
“Wolfson Shares”	ordinary shares of 0.1 pence each in the capital of Wolfson.

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “parent undertaking”, and “undertaking” have the respective meanings given thereto by the 2006 Act and “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose.

All the times referred to in this announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.

£ and pence means pounds and pence sterling, the lawful currency of the United Kingdom.

$ means US dollars, the lawful currency of the United States of America.